Exhibit 10.52

EXECUTION VERSION

SALE OF ARLINGTON TOWER,
ARLINGTON, VIRGINIA
* * *
PURCHASE AND SALE AGREEMENT
BETWEEN
1300 N. 17TH STREET, L.P.,
AS SELLER
AND
WASHREIT ARLINGTON TOWER LLC,
AS PURCHASER
* * *
DATED AS OF DECEMBER 29, 2017

i

(continued)

6.5	Tenant Estoppel Certificates	17
ARTICLE 7:	CLOSING	18
7.1	Closing Date	18
7.2	Conditions Precedent to Seller’s Obligations at Closing	18
7.3	Conditions Precedent to Purchaser’s Obligations at Closing	18
7.4	Seller’s Deliverables at the Closing	19
7.5	Purchaser’s Deliverables at the Closing	21
7.6	Escrow	21
7.7	Costs and Adjustments at Closing	21
7.8	Tax Assessment Matters	25
ARTICLE 8:	DAMAGE AND CONDEMNATION	26
8.1	Damage	26
8.2	Condemnation and Eminent Domain	26
ARTICLE 9:	REMEDIES AND ADDITIONAL COVENANTS	26
9.1	Seller Default	26
9.2	Purchaser Default	27
9.3	Return and Destruction of Materials	27
ARTICLE 10:	SURVIVAL; INDEMNIFICATION	28
10.1	Survival	28
10.2	Indemnification Limitations	28
10.3	Indemnification.	29
10.4	Joinder of Seller Parent Companies	30
ARTICLE 11:	BROKERAGE COMMISSION	30
11.1	Brokers	30
11.2	Indemnity	30
11.3	Survival	31
ARTICLE 12:	NOTICES	31
12.1	Written Notice	31
12.2	Method of Transmittal	31
12.3	Addresses	31

(continued)

ARTICLE 13:	ASSIGNMENT	32
ARTICLE 14:	MISCELLANEOUS	33
14.1	Entire Agreement	33
14.2	Modifications	33
14.3	Gender and Number	33
14.4	Captions	33
14.5	Successors and Assigns	33
14.6	Controlling Law	33
14.7	Exhibits	33
14.8	No Rule of Construction	33
14.9	Severability	33
14.10	Waiver	34
14.11	No Third Party Beneficiary	34
14.12	Time of Essence	34
14.13	Business Days	34
14.14	No Memorandum	34
14.15	Press Releases	34
14.16	Attorneys’ Fees and Costs	35
14.17	Counterparts and Expiration of Offer	35
14.18	Waiver of Jury Trial	35
14.19	Confidentiality.	35
14.20	Jurisdiction and Service of Process	36
14.21	Exculpation	36
14.22	TS Lease	37
14.23	TS Lease Premises Leasing	38

(continued)

Exhibits and Schedules:

Exhibits

EXHIBIT A	– Legal Description

EXHIBIT B	– Deposit Escrow Agreement

EXHIBIT C	– Form of Special Warranty Deed and Assignment and Assumption of Ground Lease

EXHIBIT D	– Form of Bill of Sale

EXHIBIT E	– Form of Assignment and Assumption Agreement

EXHIBIT F	– Form of Certificate of Non-Foreign Status

EXHIBIT G	– Form of Tenant Notification Letter

EXHIBIT H	– Form of Owner’s Affidavit

EXHIBIT I	– Form of TS Lease

EXHIBIT J	– TS Lease Premises

EXHIBIT K	– Title Commitment

EXHIBIT L	– Form of Estoppel Certificate

Schedules
Schedule 1.3    –    Retained Personal Property
Schedule 1.4    –    Leases
Schedule 1.5    –    Security Deposits/Letters of Credit
Schedule 1.7    –    Contracts
Schedule 5.1.3    –    Litigation
Schedule 5.1.9.2    –    Lease Defaults
Schedule 5.1.9.4    –    Rent Exceptions
Schedule 5.1.9.8    –    Leasing Brokerage Agreements
Schedule 7.7.10    –    Tenant Inducement Costs

PURCHASE AND SALE AGREEMENT
This PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of the date set forth on the cover page hereof (the “Effective Date”), by and between 1300 N. 17TH STREET, L.P., a Delaware limited partnership (“Seller”), and WASHREIT ARLINGTON TOWER LLC, a Delaware limited liability company (“Purchaser”).
ARTICLE 1: PURCHASE AND SALE OF PROPERTY
On the terms and conditions stated in this Agreement, Seller hereby agrees to sell to Purchaser and Purchaser hereby agrees to purchase from Seller all of Seller’s right, title, and interest in the following described property (collectively, the “Property”):
1.1    Land. All of that certain tract of land situated in the City of Arlington, Virginia, described on EXHIBIT A attached hereto and incorporated herein by reference (which includes Seller’s fee interest in the Land (as hereinafter defined) and Seller’s leasehold interest under the Ground Lease (as hereinafter defined)), together with all rights and appurtenances pertaining to such land, including, without limitation, all of Seller’s right, title and interest in and to (i) all minerals, oil, gas, and other hydrocarbon substances thereon; (ii) all adjacent strips, streets, roads, alleys and rights-of-way, public or private, open or proposed; (iii) all development rights, covenants, easements, privileges, and hereditaments, whether or not of record, and (iv) all access, air, water, riparian, development, utility, and solar rights (collectively, the “Land”);
As used herein, “Ground Lease” shall mean, collectively: (i) that certain Lease Agreement dated as of June 15, 1978 by and between Twin Development Corporation (“First Lessor”) and 1300 North 17th Street Associates (“First Lessee”), and recorded in Deed Book 1978 at Page 1636; (ii) as the lessor’s interest therein was assigned from First Lessor to First American Bank of Virginia as trustee of LaSalle 1300 Trust (“Second Lessor”) pursuant to that certain Assignment of Lessor’s Interest in Ground Lease dated as of December 21, 1984 by and between First Lessor and Second Lessor, and recorded in Deed Book 2164 at Page 367; (iii) as the lessee’s interest therein was assigned from First Lessee to LaSalle Fund II (“Second Lessee”) pursuant to that certain Assignment of Lessee’s Interest in Ground Lease dated as of December 21, 1984 by and between First Lessee and Second Lessee, and recorded in Deed Book 2164 at Page 379; (iv) as amended by that certain Amendment to Ground Lease dated as of October 16, 1996 by and between Second Lessor and Second Lessee, and recorded in Deed Book 2801 at Page 319; (v) as the lessee’s interest therein was assigned from Second Lessee to Beacon Properties, L.P. (“BP LP”) pursuant to that certain Assignment and Assumption of Lessee’s Interest in Ground Lease dated as of October 16, 1996 by and between Second Lessee and BP LP, and recorded in Deed Book 2801 at Page 362; (vi) as the lessor’s interest therein was assigned from Second Lessor to BP LP pursuant to that certain Assignment and Assumption of Lessor’s Interest in Ground Lease dated as of October 16, 1996 by and between Second Lessor and BP LP, and recorded in Deed Book 2801 at Page 367; (vii) as the lessor’s and the lessee’s interests therein were assigned from BP LP to BP-1300 North Seventeenth, L.L.C. (“BP-1300”) pursuant to that certain Special Warranty Deed and Assignment and Assumption of Ground Lease dated as of December 15, 1997 by and between BP LP and BP-1300, and recorded in Deed Book 2865 at Page 1031; (viii) as the lessor’s and the lessee’s interests therein were assigned from VA-1300 North Seventeenth, L.L.C. (successor by name change to BP-1300) (“VA-1300”) to

1300 North Seventeenth Street Property LLC (“1300 North LLC”) pursuant to that certain Special Warranty Deed and Assignment and Assumption of Ground Lease dated as of April 10, 2007 by and between VA-1300 and 1300 North LLC, and recorded in Deed Book 4089 at Page 2452; (ix) as the lessor’s and the lessee’s interests therein were assigned from 1300 North LLC to 1300 N. 17th Street, L.P. (“1300 N. LP”) pursuant to that certain Special Warranty Deed and Assignment and Assumption of Ground Lease dated as of May 5, 2011, and recorded in Deed Book 4458 at Page 1146; and (x) as amended by that certain Amendment No. 2 to Ground Lease dated as of May 5, 2011 by and between 1300 N. LP, as lessor, and 1300 N. LP, as lessee, and recorded in Deed Book 4458 at Page 1156; all such recording being among the land records of Arlington County, Virginia.
1.2    Improvements. That certain 19-story office building known as Arlington Tower situated at 1300 North 17th Street in Arlington, Virginia, and all other improvements and structures constructed on the Land (collectively, the “Improvements”, and together with the Land, the “Real Property”);
1.3    Personal Property. Other than the personal property listed on Schedule 1.3 that will be retained by Seller, and specifically excluding any property owned by the Tenants (as defined below), the following (collectively, the “Personal Property”):
1.3.1    mechanical systems, fixtures, machinery and equipment comprising a part of or attached to or located upon the Real Property;
1.3.2    maintenance equipment and tools, if any, owned by Seller and used exclusively in connection with, and located in, on or at, the Real Property;
1.3.3    site plans, surveys, plans and specifications, manuals and instruction materials, marketing materials and floor plans in Seller’s possession which relate to the Real Property;
1.3.4    pylons and other signs situated in, on or at the Real Property; and
1.3.5    other tangible personal property owned by Seller and used exclusively in connection with, and located in, on or at, the Real Property as of the Closing (as defined below);
1.4    Leases. All leases, licenses and other occupancy agreements (and all amendments and modifications of any of the foregoing) with tenants or other persons or entities (individually, a “Tenant” and collectively, the “Tenants”; for the avoidance of doubt, Seller shall not be deemed a “Tenant” for any purpose hereunder, including in connection with the Ground Lease and TS Lease (as hereinafter defined)) leasing all or any portion of the Real Property, but excluding the Ground Lease, the TS Lease, and any lease to the existing property manager entered into in connection with the existing property management agreement, which such lease will be terminated as of the Closing (as defined below) (the “Leases”), all of which Leases are set forth on Schedule 1.4 attached hereto;
1.5    Security Deposits/Letters of Credit. All security deposits and letters of credit held by Seller under each of the Leases as of the Closing Date, a current list of which is set forth on Schedule 1.5 attached hereto;

1.6    Guaranties. All guaranties of the Leases, if any;
1.7    Contracts. All contract rights related to the Land, Improvements, Personal Property and Leases, to the extent assignable, including, without limitation, Seller’s interest in, to and under the following: parking, management, maintenance, construction, commission, architectural, supply or service contracts, plans and specifications, surveys, warranties, guarantees and bonds and other agreements related to the Land, Improvements, Personal Property or Leases (collectively, the “Contracts”), a current list of which is set forth on Schedule 1.7 attached hereto. The Contracts designated for termination on Schedule 1.7 (including, without limitation, the existing property management agreement and those contracts designated as “Portfolio Contracts” (which shall be terminated only to the extent such Portfolio Contracts relate to the Property)) are hereinafter referred to as the “Terminated Contracts”, and all other Contracts on Schedule 1.7 are hereinafter referred to as the “Transferred Contracts”.
1.8    Permits. All permits, licenses, certificates of occupancy, entitlements and governmental approvals which relate to the Land, Improvements, Personal Property, Leases and Contracts, to the extent assignable (collectively, the “Permits”); and
1.9    Intangibles. All names, trade names, street numbers, telephone numbers, e-mail addresses, websites, logos, marks, other symbols and general intangibles, that relate solely to the Land or the Improvements, provided, however, solely to the extent that the same do not contain any or all of the words “Tishman” or “Speyer” (individually or together) as a part thereof (collectively, the “Intangibles”).
ARTICLE 2: PURCHASE PRICE AND DEPOSIT
2.1    Payment. The purchase price for the Property (the “Purchase Price”) is TWO HUNDRED FIFTY MILLION and 00/100 Dollars ($250,000,000.00), subject to adjustment solely as set forth in this Agreement. The Purchase Price shall be paid to Seller by wire transfer of immediately available funds at Closing.
2.2    Deposit.
2.2.1    No later than the second (2nd) Business Day after the Effective Date, Purchaser shall deposit with Chicago Title Insurance Company (the “Escrow Agent”), by bank wire transfer of immediately available funds the sum of TWO MILLION FIVE HUNDRED THOUSAND and 00/100 Dollars ($2,500,000.00) (together with all interest thereon, if any, the “Initial Deposit”). On the Effective Date, Seller, Purchaser and Escrow Agent have entered into an escrow agreement substantially in the form of EXHIBIT B attached hereto (the “Deposit Escrow Agreement”). If Purchaser elects to proceed under this Agreement pursuant to Section 4.1.5, Purchaser shall deposit, no later than the first (1st) Business Day after the expiration of the Due Diligence Period (as hereinafter defined), with the Escrow Agent by bank wire transfer of immediately available funds, an additional deposit in the sum of THREE MILLION SEVEN HUNDRED FIFTY THOUSAND and 00/100 Dollars ($3,750,000.00) (together with all interest thereon, if any, the “Additional Deposit”, and together with the Initial Deposit, collectively, as the context may require, the “Deposit”). The Deposit shall be refundable to Purchaser or payable to

Seller as expressly provided herein. If Purchaser fails to timely make the Initial Deposit or the Additional Deposit, as provided in this Section 2.2.1, this Agreement shall automatically terminate and be of no further force and effect, and no party shall have any rights or obligations under or by reason of this Agreement, except for those provisions that expressly survive termination of this Agreement.
2.2.2    Escrow Agent shall place the Deposit in an interest-bearing escrow account at a federally insured commercial bank acceptable to both Seller and Purchaser. Escrow Agent shall hold the Deposit in accordance with the terms of this Agreement and the Deposit Escrow Agreement. At Closing, Escrow Agent shall deliver the Deposit to Seller and credit the Deposit against the Purchase Price.
ARTICLE 3: TITLE AND SURVEY
3.1    Permitted Exceptions. The Property is sold and shall be conveyed subject to the following matters (collectively, the “Permitted Exceptions”):
3.1.1    all presently existing and future liens for unpaid real estate taxes, assessments and water and sewer charges not due and payable as of the Closing Date (as defined below);
3.1.2    all present and future zoning, building, environmental and other laws, ordinances, codes, restrictions and regulations of all governmental authorities having jurisdiction with respect to the Property, including, without limitation, landmark designations and all zoning variances and special exceptions, if any;
3.1.3    any state of facts shown on the survey dated December 14, 2017 (and last updated December 29, 2017), made by Michael Flynn of Alexandria Surveys International, LLC (the “Survey”);
3.1.4    rights of the Tenants under the Leases;
3.1.5    all exceptions to title disclosed on Schedule B, Section II of the Title Commitment (as defined below), together with any new exceptions disclosed on Schedule B, Section II of any update to the Title Commitment actually obtained by Purchaser prior to Purchaser remitting the Additional Deposit in accordance with Section 2.2.1;
3.1.6    any lien or encumbrance (including, without limitation, any mechanic’s lien and materialmen’s lien caused by any Tenant) the removal of which is the obligation of a Tenant pursuant to a Lease;
3.1.7    the Ground Lease and the TS Lease, including each respective term and condition thereof;
3.1.8    matters caused by Purchaser or its activities on the Property;
3.1.9    any lis pendens or similar lien recorded against the Property by the Café Tenant (as defined below) (a “Café Lease Lien”); and

3.1.10    any other matter which the Title Company may raise as an exception to title, provided that the Title Company shall agree to omit the same as an exception to its title policy for the Real Property.
3.2    Title Commitment and Survey. Purchaser hereby acknowledges receipt of (i) the commitment for an owner’s title insurance policy for the Property, issued by Chicago Title Insurance Company (the “Title Company”), with an effective date of November 21, 2017 at 8:00 A.M., a copy of which is attached hereto as EXHIBIT K (the “Title Commitment”); and (ii) the Survey.
3.3    Condition of Title.
3.3.1    Notwithstanding anything herein to the contrary, Seller agrees to satisfy and discharge at or prior to Closing the following items (the “Mandatory Cure Items”): (i) all mortgages and deeds of trust encumbering the Property that (a) that Seller knowingly and intentionally placed (or allowed to be placed) on the Property, and/or (b) were recorded to secure a debt or obligation of Seller, and (ii) up to a cost to Seller not to exceed One Million Dollars ($1,000,000.00), all other monetary encumbrances (including, without limitation, mechanics’ liens and judgment liens) encumbering the Property (but excluding any encumbrance the removal of which is an obligation of any Tenant pursuant to the Leases), provided that such other monetary encumbrances can be removed from title solely by the payment of money along with the preparation and/or filing of appropriate satisfaction instruments in connection therewith (and, for the avoidance of doubt, Seller shall not be required to take or bring any action or proceeding in connection therewith), and provided further that if the cost of satisfying and discharging such other monetary encumbrances exceeds One Million Dollars ($1,000,000.00), then (A) the same shall not constitute a default of Seller, but (B) Purchaser shall have the right to terminate this Agreement unless Seller agrees in writing to pay such excess costs at Closing to satisfy and discharge such other monetary encumbrances at Closing. Notwithstanding anything herein to the contrary, if the Property shall, at the time of the Closing, be subject to any liens (such as for judgments or transfer, inheritance, estate, franchise, license or other similar taxes), encumbrances or other title exceptions which would be grounds for Purchaser to reject title hereunder, the same shall not be deemed an objection to title, provided that, at the time of the Closing, Seller delivers by wire transfer at the Closing the amount required to satisfy the same and delivers to Purchaser and/or the Title Company at the Closing instruments in recordable form (and otherwise in form reasonably satisfactory to the Title Company in order to omit same as an exception to its title policy) sufficient to satisfy and discharge of record such liens and encumbrances together with all costs of recording or filing such instruments.
3.3.2    Purchaser shall deliver to Seller, promptly upon Purchaser’s receipt of the same from the Title Company, any update to the Title Commitment along with any underlying documents in connection therewith received by Purchaser.
3.3.3    The amount of any unpaid taxes, assessments and water and sewer charges which Seller is obligated to pay and discharge may, at the option of Seller, be paid by Seller out of the balance of the Purchase Price at the Closing.
3.3.4    Notwithstanding anything herein to the contrary, the acceptance of the Deed (as hereinafter defined) by Purchaser shall be deemed to be full performance of, and discharge of,

every agreement and obligation on Seller’s part to be performed under this Agreement, except for such matters which are expressly stated to survive the Closing hereunder.
ARTICLE 4: PURCHASER’S INSPECTIONS
4.1    Purchaser’s Inspections.
4.1.1    Subject to the provisions of this Section 4.1, Purchaser and its agents, employees, consultants, inspectors, appraisers, engineers and contractors (collectively, “Purchaser’s Representatives”) shall have the right, through the Closing Date, from time to time, upon the advance notice required pursuant to this Section 4.1, to enter upon and pass through the Property during normal business hours to examine and inspect the same. Purchaser agrees that, after the expiration of the Due Diligence Period, Purchaser shall not have the right to terminate this Agreement or obtain a reduction of the Purchase Price as a result of any fact, circumstance or other matter discovered by its inspections of the Property (including, without limitation, relating to the physical condition of the Property, the operations of the Property or otherwise), except as expressly provided in this Agreement.
4.1.2    In conducting any inspection of the Property or otherwise accessing the Property, Purchaser shall at all times comply with all laws and regulations of all applicable governmental authorities, and neither Purchaser nor any of Purchaser’s Representatives shall (i) contact or have any discussions with any of Seller’s employees, agents or representatives at, or contractors providing services to, the Property, unless in each case Purchaser obtains the prior written consent of Seller (not to be unreasonable withheld, conditioned, or delayed), it being agreed that all such contacts or discussions shall, pending any such approval, be directed to Jeffrey Chod via electronic mail (at JChod@TishmanSpeyer.com), (ii) interfere with the business of Seller (or any of its Tenants) conducted at the Property or disturb the use or occupancy of any occupant of the Property, and/or (iii) damage the Property. Purchaser shall have the right to have discussions with any Tenants (including, without limitation, conducting Tenant interviews, and communicating with Tenants by way of telephone or electronic mail messages); provided, however, that all such discussions shall be coordinated through Seller (so long as Seller is diligently coordinating such discussions in a prompt and responsive manner), and Seller shall be entitled to have a representative present during such discussions; provided, further, however, that the inability of Seller to make a representative available for such discussions shall not prevent Purchaser from conducting such discussions after reasonably attempting to reschedule same with Seller; and provided further that if any Tenant shall decline to participate in any such discussion or other interview with Purchaser, Seller’s obligations under this Section 4.1.2 with respect to such Tenant communication shall be satisfied.
4.1.3    In conducting any inspection of the Property or otherwise accessing the Property, Purchaser and Purchaser’s Representatives shall at all times comply with, and shall be subject to, the rights of the Tenants under the Leases (and any persons claiming by, under or through such Tenants). Purchaser shall schedule and coordinate all inspections, including, without limitation, any environmental tests, and other access with Seller and shall give Seller at least two (2) Business Days’ prior notice thereof. Seller shall be entitled to have a representative present at all times during each such inspection or other access; provided, however, that the inability of Seller to make a representative available for such inspection or other access shall not prevent Purchaser from conducting such inspection or from so accessing the Property after reasonably attempting to reschedule same with Seller. Purchaser agrees to pay to Seller on demand the cost of repairing and restoring any damage or disturbance that Purchaser or Purchaser’s Representatives shall cause to the Property. All inspection fees, appraisal fees, engineering fees and other costs and expenses of any kind incurred by Purchaser or Purchaser’s Representatives relating to such inspection and its other access shall be at the sole expense of Purchaser. Purchaser shall keep all information obtained during its inspections and access to the Property confidential in accordance with Section 14.19. Purchaser and Purchaser’s Representatives shall not be permitted to conduct borings of the Property or drilling or sampling in or on the Property, or any other invasive, intrusive or destructive testing in connection with the preparation of an environmental audit or in connection with any other inspection of the Property without the prior written consent of Seller, which Seller may give or withhold in its sole discretion (and, if such consent is given, Purchaser shall be obligated to pay to Seller on demand the cost of repairing and restoring any damage as aforesaid). Notwithstanding anything herein to the contrary, for the avoidance of doubt, Purchaser acknowledges and agrees that it shall have no right to review or inspect any of the following: (x) internal memoranda, correspondence, analyses, documents or reports prepared by or for Seller, its property manager, and/or any affiliate of Seller in connection with (A) this Agreement and the transactions contemplated hereby, (B) marketing the Property, and/or (C) the acquisition or refinancing of the Property by Seller (other than environmental reports, if any), and (y) appraisals or other valuations of the Property in the possession of Seller or its property manager. Prior to conducting any physical inspection or testing at the Property, other than mere visual examination, Purchaser shall obtain, and during the period of such inspection or testing shall maintain, at its expense, commercial general liability insurance, including a contractual liability endorsement, and personal injury liability coverage, with Seller and its managing agent, Tishman Speyer Properties, L.P., as additional insureds, from any insurer licensed in the Commonwealth of Virginia, which insurance policies must have limits for bodily injury and death of not less than Three Million Dollars ($3,000,000) for any one occurrence. Prior to making any entry upon the Property for other than visual examination, Purchaser shall furnish to Seller a certificate of insurance evidencing the foregoing coverages. The provisions of this Section 4.1.3 shall survive the Closing or any termination of this Agreement.
4.1.4    Purchaser agrees to indemnify, defend, and hold harmless Seller, its partners, members, affiliates, property manager, and their respective officers, directors, agents, employees, and representatives (collectively, the “Indemnified Parties”) from and against any and all liens, claims, or damages of any kind or nature, including, without limitation, any demands, actions or causes of action, assessments, losses, costs, expenses, liabilities, interest and penalties, and reasonable attorneys’ fees suffered, incurred, or sustained by any of the Indemnified Parties caused by Purchaser’s or Purchaser’s Representatives’ violation of the foregoing provisions of this Section 4.1. The provisions of this Section 4.1.4 shall survive the Closing or any termination of this Agreement.
4.1.5     Notwithstanding anything herein to the contrary, Purchaser shall have from the Effective Date through 5:00 p.m. (Eastern Standard Time) on December 29, 2017 (the “Due Diligence Period”) within which to determine, in its sole discretion, whether all matters related to the Property are satisfactory to Purchaser. Purchaser is entitled to terminate this Agreement at any time prior to the expiration of the Due Diligence Period for any reason or no reason by giving written notice to Seller (a “Due Diligence Termination Notice”) of such election to terminate prior to the expiration of the Due Diligence Period, whereupon the Initial Deposit shall be promptly returned to Purchaser. If Purchaser, in its sole discretion, determines that Purchaser wishes to proceed with the transactions contemplated under this Agreement, then Purchaser shall deliver the Additional Deposit pursuant to Section 2.2.1 hereof. If Purchaser fails to timely deliver the Additional Deposit as and when required under Section 2.2.1, notwithstanding anything herein to the contrary, including, without limitation, Purchaser’s failure to timely deliver a Due Diligence Termination Notice, Purchaser shall be deemed to have terminated this Agreement, and this Agreement shall automatically terminate and be of no further effect, and no party hereto shall have any rights or obligations under or by reason of this Agreement, except under the provisions of this Agreement that expressly survive termination of this Agreement, and the Initial Deposit shall be promptly returned to Purchaser.
4.2    As Is, Where Is.
4.2.1    Except as provided in the express representations, warranties and covenants (including, without limitation, indemnity obligations) of Seller set forth in this Agreement and in the documents and instruments executed and delivered by Seller in connection with the Closing (collectively, the “Express Representations”), Seller does not, by the execution and delivery of this Agreement, and Seller shall not, by the execution and delivery of any document or instrument executed and delivered in connection with the Closing, make any representation or warranty, express or implied, of any kind or nature whatsoever, with respect to the Property, and all such warranties are hereby disclaimed.
4.2.2    Without limiting the generality of the foregoing, other than as set forth in the Express Representations: (a) Seller makes, and shall make, no express or implied warranty as to matters of zoning, acreage, tax consequences, physical or environmental condition (including, without limitation, laws, rules, regulations, orders and requirements pertaining to the use, handling, generation, treatment, storage or disposal of any toxic or hazardous waste or toxic, hazardous or regulated substance), valuation, governmental approvals, governmental regulations or any other matter or thing relating to or affecting the Property or Seller (collectively, the “Disclaimed Matters”); (b) the Property, including without limitation the roofs, all structural components, all heating, ventilating, air conditioning, mechanical, plumbing, and electrical systems, fire and life safety and all other parts of the Improvements constituting a portion of the Property, shall be conveyed to Purchaser, and Purchaser shall accept same, in their “AS IS” “WHERE IS” condition on the Closing Date, “WITH ALL FAULTS” and “SUBJECT TO ALL DEFECTS”; and (c) Seller hereby expressly disclaims all warranties of MERCHANTABILITY and FITNESS FOR A PARTICULAR PURPOSE. Purchaser acknowledges that Seller’s willingness to sell the Property to Purchaser at the Purchase Price has been induced, in part, by the agreement of Purchaser to purchase the Improvements and the Personal Property in such “AS IS” condition. Purchaser hereby acknowledges, represents and warrants that it is not in a disparate bargaining position with respect to Seller in connection with the transaction contemplated hereby, that Purchaser freely and fairly agreed to the waivers and conditions of this Section 4.2 as part of the negotiations of this Agreement, and Purchaser has been represented by adequate legal counsel in connection herewith and has conferred with such legal counsel concerning the waivers and other conditions of this Section 4.2.
4.2.3    Seller makes no warranty with respect to the presence of Hazardous Materials on, above or beneath the Land or Improvements (or any parcel in proximity thereto) or in any water on or under the Property. The Closing hereunder shall be deemed to constitute an express waiver of Purchaser’s right to cause Seller to be joined in any action brought against Purchaser under any Environmental Laws (as hereinafter defined) with respect to the Property. As used herein, the term “Hazardous Materials” shall mean (a) those substances included within the definitions of any one or more of the terms “hazardous materials”, “hazardous wastes”, “hazardous substances”, “industrial wastes”, and “toxic pollutants”, as such terms are defined under the Environmental Laws, or any of them, (b) petroleum and petroleum products, including, without limitation, crude oil and any fractions thereof, (c) natural gas, synthetic gas and any mixtures thereof, (d) asbestos and or any material which contains any hydrated mineral silicate, including, without limitation, chrysotile, amosite, crocidolite, tremolite, anthophylite and/or actinolite, whether friable or non-friable, (e) polychlorinated biphenyl (“PCBs”) or PCB-containing materials or fluids, (f) radon, (g) any other hazardous or radioactive substance, material, pollutant, contaminant or waste, and (h) any other substance with respect to which any Environmental Law or governmental authority requires environmental investigation, monitoring or remediation. As used herein, the term “Environmental Laws” shall mean all federal, state and local laws, statutes, ordinances and regulations, now or hereafter in effect, in each case as amended or supplemented from time to time, including, without limitation, all applicable judicial or administrative orders, applicable consent decrees and binding judgments relating to the regulation and protection of human health, safety, the environment and natural resources (including, without limitation, ambient air, surface, water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation), including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. §§ 9601 et seq.) (“CERCLA”), the Hazardous Material Transportation Act, as amended (49 U.S.C. §§ 1801 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. §§ 136 et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. §§ 6901 et seq.), the Toxic Substances Control Act, as amended (15 U.S.C. §§ 2601 et seq.), the Clean Air Act, as amended (42 U.S.C. §§ 7401 et seq.), the Federal Water Pollution Control Act, as amended (33 U.S.C. §§ 1251 et seq.), the Occupational Safety and Health Act, as amended (29 U.S.C. §§ 651 et seq.), the Safe Drinking Water Act, as amended (42 U.S.C. §§ 300f et seq.), any state or local counterpart or equivalent of any of the foregoing, and any federal, state or local transfer of ownership notification or approval statutes.
4.2.4    Without in any way limiting any provision of this Section 4.2, Purchaser specifically acknowledges and agrees that, except with respect to the Express Representations, Purchaser hereby waives, releases and discharges any claim it has, might have had or may have against Seller with respect to (i) the Disclaimed Matters, (ii) the condition of the Property as of the Closing Date, (iii) the past, present or future condition or compliance of the Property with regard to any Environmental Laws or other environmental protection, pollution control or land use laws, rules, regulations, orders or requirements, including, without limitation, CERCLA, or (iv) any other state of facts that exists with respect to the Property. The waiver, release and discharge set forth in Section 4.2.3 and this Section 4.2.4 shall survive the Closing or any termination of this Agreement.

ARTICLE 5: REPRESENTATIONS AND WARRANTIES
5.1    Seller’s Representations and Warranties. Seller represents to Purchaser as of the Effective Date as follows:
5.1.1    Organization. Seller is a limited partnership validly existing and in good standing under the laws of the State of Delaware, and is authorized to do business in the Commonwealth of Virginia.
5.1.2    Authority/Consent. Seller possesses all requisite power and authority, has taken all actions required by its organizational documents and applicable law, and has obtained all necessary consents, to execute and deliver this Agreement and to consummate at Closing the transactions contemplated in this Agreement.
5.1.3    Litigation. Except as may be disclosed on Schedule 5.1.3 attached hereto, no action, suit or other proceeding (including, but not limited to, any condemnation action or real estate tax appeal) is pending or, to Seller’s knowledge, has been threatened in writing that concerns or involves the Property.
5.1.4    Bankruptcy. No bankruptcy, insolvency, reorganization or similar action or proceeding, whether voluntary or involuntary, is pending, or, to Seller’s knowledge, threatened, against Seller.
5.1.5    Other Sales Agreements. Other than this Agreement, Seller has not entered into any contract to sell the Property or any part thereof that is currently in effect.
5.1.6    Options or Rights of First Refusal. Other than pursuant to this Agreement, Seller has not granted any option, right of first refusal or first opportunity to any party to purchase the Property, any interest therein or any portion thereof.
5.1.7    Contracts. Except for the Transferred Contracts, there are no contracts of construction, employment, parking, maintenance, commission, management, service, or supply currently in effect related to the Property that will be binding on Purchaser or affect the Property after Closing. Prior to the Effective Date, Seller has provided Purchaser with true, correct and complete copies of all Contracts, other than the Portfolio Contracts, including all amendments and modifications thereof. To Seller’s knowledge, Seller is not in default of its obligations under, nor is any other party in default of its obligations under, any Contract.
5.1.8    Employees. Seller has no, and in the last five (5) years has not had, any employees.
5.1.9    Leases.
5.1.9.1    Except for the Ground Lease, the TS Lease, the Leases reflected on Schedule 1.7, and leases, licenses and other occupancy agreements that may be entered into by Seller pursuant to Sections 6.1, there are no leases, licenses or other occupancy agreements (including, solely to Seller’s knowledge, no subleases) that affect the Property. Prior to the Effective

Date, Seller has provided Purchaser with true, correct and complete copies of all Leases, including all amendments, assignments, other modifications, subleases of which Seller has knowledge, and guarantees thereof.
5.1.9.2    Except as set forth on Schedule 5.1.9.2, (a) to Seller’s knowledge, Seller is not in default of its obligations under, nor, to Seller’s knowledge, is any other party in default of its obligations under, any Lease, (b) no written notice of any default has been given or received by Seller under any of the Leases, (c) no Tenant has given written notice of its intention to vacate its premises upon expiration of its Lease or earlier, and (d) all Tenants are in possession of the premises leased by them pursuant to the Leases. To Seller’s knowledge, each Lease is in full force and effect.
5.1.9.3    Intentionally Omitted.
5.1.9.4    Except as set forth on Schedule 5.1.9.4, (a) no Tenant has paid any rent more than one (1) month in advance, (b) no Tenant is entitled to “free” rent, tenant allowances, or other rent concessions, (c) to Seller’s knowledge, no Tenant is contesting the payment of any rent required by its respective Lease or its obligation to pay any charge or increase in rent or charges as required by its Lease, and (d) no Tenant has borrowed money from Seller to pay any rent.
5.1.9.5    No guarantor under any guaranty executed in connection with any of the Leases has been discharged of its obligations by Seller.
5.1.9.6    Seller has not received any written notice of a bankruptcy event involving any tenant during Seller’s period of ownership of the Property.
5.1.9.7    All improvement work required to be performed by Seller or its affiliates under the Leases has been completed, and full payment for such work has been made.
5.1.9.8    Except as set forth on Schedule 5.1.9.8, there are no leasing brokerage agreements, leasing commission agreements or other agreements (collectively, “Leasing Brokerage Agreements”) providing for the payments of any amounts for leasing activities or procuring tenants with respect to the Property which will become due and payable by Purchaser after Closing.
5.1.9.9    Prior to the Effective Date, Seller has delivered to the Café Tenant a notice terminating the Café Lease.
5.1.10    Fixtures and Personal Property. All fixtures, machinery, equipment and other articles of Personal Property attached or appurtenant to, or used in connection with, the Property (other than those belonging to Tenants), including, without limitation, plumbing, heating and lighting fixtures, air-conditioning appliances, equipment and units, bathroom appliances, carpeting, mirrors, venetian blinds, shades, screens, awnings, flagpoles, pumps, shrubbery and outdoor statuary, are owned by Seller, free of any liens or encumbrances (or will be free and clear of liens or encumbrances at or prior to Closing) except for the Permitted Exceptions.

5.1.11    No Violations. To Seller’s knowledge, except for the Café Violation, Seller has not received any written notice from any governmental or regulatory authority or agency of any violation of any applicable laws by Seller, Tenants or the Property, which has not been fully corrected. Seller has not entered into any agreements with any governmental or regulatory authority or agency in connection with compliance with applicable laws with respect to the Property.
5.1.12    Environmental Matters. During Seller’s period of ownership of the Property, Seller has not received any written notice from any governmental regulatory authority or agency asserting that Seller, the Property or any Tenant is in violation of Environmental Laws. Prior to the Effective Date, Seller has provided Purchaser with true, correct and complete copies of all environmental reports received by Seller in connection with the Property during Seller’s period of ownership of the Property.
5.1.13    Taxes. Other than the 2017 Assessment Appeal (as defined below), Seller has not filed any real estate tax appeal proceedings with respect to the Property for which there is not a final disposition. To Seller’s knowledge, there are no real estate tax abatements or special taxes or assessments in the nature of real estate taxes applicable to the Property.
5.1.14    Condemnation. There are no condemnation or eminent domain proceedings pending, or to Seller’s knowledge, threatened in writing to Seller against the Property.
5.1.15    No Conflicts. The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby will not: (i) violate any judgment, order, injunction, or decree to which Seller or the Property is subject, or (ii) conflict with, result in a breach of, or constitute a default under the organizational documents of Seller or any lease, mortgage, deed of trust, loan agreement, covenant, or other agreement or instrument to which Seller is a party or by which Seller or the Property may be bound.
5.1.16    Foreign Person. Seller is not a “foreign person,” “foreign trust” or “foreign corporation” within the meaning of the United States Foreign Investment in Real Property Tax Act of 1980 and the Internal Revenue Code of 1986, as subsequently amended.
5.1.17    Prohibited Transaction. Neither Seller nor any person, group, entity or nation that Seller is acting, directly or indirectly for, or on behalf of, is named by any Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or is otherwise a banned or blocked person, group, entity, or nation pursuant to any law that is enforced or administered by the Office of Foreign Assets Control, and Seller is not engaging in the transactions contemplated by this Agreement, directly or indirectly, on behalf of, or facilitating the transactions contemplated by this Agreement, directly or indirectly, on behalf of, any such person, group, entity or nation. Seller is not engaging in the transactions contemplated by this Agreement, directly or indirectly, in violation of any laws relating to drug trafficking, money laundering or predicate crimes to money laundering. Seller has and will continue to implement procedures, and has consistently and will continue to consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times prior to Closing.

5.1.18    ERISA. The Property is not a “plan asset” as defined in Title IV of the Employee Retirement Income Security Act of 1974, as in effect from time to time (“ERISA”), and the sale of the Property by Seller is not a “prohibited transaction” under ERISA.
5.1.19    Ground Lease. The Ground Lease is in full force and effect. Seller has provided Purchaser with a true, correct and complete copy of the Ground Lease, including all amendments, assignments, other modifications, subleases and guarantees thereof. No party to the Ground Lease is in default of its obligations thereunder.
5.2    Purchaser’s Representations and Warranties. Purchaser represents to Seller, as of the Effective Date as follows:
5.2.1    Organization. Purchaser is a limited liability company, duly formed, validly existing and in good standing under the laws of the State of Delaware, and is authorized to do business in Commonwealth of Virginia.
5.2.2    Authority/Consent. Purchaser possesses all requisite power and authority, has taken all actions required by its organizational documents and applicable law, and has obtained all necessary consents, to execute and deliver this Agreement and to consummate at Closing the transactions contemplated in this Agreement.
5.2.3    Bankruptcy. No bankruptcy, insolvency, reorganization or similar action or proceeding, whether voluntary or involuntary, is pending, or, to Purchaser’s knowledge, threatened, against Purchaser.
5.2.4    No Conflicts. The execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby will not: (i) violate any judgment, order, injunction, or decree to which Purchaser is subject, or (ii) conflict with, result in a breach of, or constitute a default under (A) the organizational documents of Purchaser or (B) in any material respect, any lease, mortgage, loan agreement, covenant, or other agreement or instrument to which Purchaser is a party or by which Purchaser may be bound.
5.2.5    Prohibited Transaction. Neither Purchaser nor any person, group, entity or nation that Purchaser is acting, directly or indirectly for, or on behalf of, is named by any Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or is otherwise a banned or blocked person, group, entity, or nation pursuant to any law that is enforced or administered by the Office of Foreign Assets Control, and Purchaser is not engaging in the transactions contemplated by this Agreement, directly or indirectly, on behalf of, or facilitating the transactions contemplated by this Agreement, directly or indirectly, on behalf of, any such person, group, entity or nation. Purchaser is not engaging in the transactions contemplated by this Agreement, directly or indirectly, in violation of any laws relating to drug trafficking, money laundering or predicate crimes to money laundering. Purchaser has and will continue to implement procedures, and has consistently and will continue to consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times prior to Closing.

5.2.6    ERISA. Purchaser is not an employee pension benefit plan subject to the provisions of ERISA or subject to the minimum funding standards under Part 3, Subtitle B, Title I of ERISA or Section 412 of the Internal Revenue Code or Section 302 of ERISA, and none of its assets constitutes or will constitute assets of any such employee benefit plan subject to Part 4, Subtitle B, Title I of ERISA. Purchaser is not a “governmental plan” within the meaning of Section 3(32) of ERISA and the funds used by Purchaser to acquire the Property are not subject to any state statutes regulating investments of and fiduciary obligations with respect to governmental plans. The transactions contemplated by this Agreement are not specifically excluded by Part I(b) of PTE 84‑14.
5.3    Knowledge.
5.3.1    For purposes of this Agreement, the phrase “to Seller’s knowledge”, “to the knowledge of Seller”, or words of like import, means the actual, present, conscious knowledge of Sharon Fitzgerald and Jeffrey Chod (collectively, the “Seller Knowledge Individuals”), who Seller hereby represents are the parties in the primary position of responsibility with respect to the Property, after reasonable inquiry by the Seller Knowledge individuals with the chief engineer at the Property and the head of leasing at the Property (together, the “Inquiry Individuals”). In no event shall the Seller Knowledge Individuals have any personal liability hereunder. Without limiting the foregoing, Purchaser acknowledges that the Seller Knowledge Individuals have not performed and are not obligated to perform any investigation or review of any files or other information in the possession of Seller, or to make any inquiry of any persons except the Inquiry Individuals. Neither the actual, present, conscious knowledge of any other individual or entity (other than the Inquiry Individuals), nor the constructive knowledge of the Seller Knowledge Individuals or of any other individual or entity, shall be imputed to the Seller Knowledge Individuals. Notwithstanding the foregoing, the Seller Knowledge Individuals shall be deemed to have knowledge of the contents of the Datasite (as defined below) as of the Effective Date, except as to information regarding subleases or rent contests by Tenants.
5.3.2    For purposes of this Agreement, the phrase “to Purchaser’s knowledge”, “to the knowledge of Purchaser”, “of which Purchaser has knowledge”, or words of like import, means the actual, present, conscious knowledge of Andrew Leahy and Dan Chappell (collectively, the “Purchaser Knowledge Individuals”). In no event shall the Purchaser Knowledge Individuals have any personal liability hereunder. Without limiting the provisions of Section 5.4, Seller acknowledges that the Purchaser Knowledge Individuals have not performed and are not obligated to perform any investigation or review of any files or other information in the possession of Purchaser, or to make any inquiry of any persons. Neither the actual, present, conscious knowledge of any other individual or entity, nor the constructive knowledge of the Purchaser Knowledge Individuals or of any other individual or entity, shall be imputed to the Purchaser Knowledge Individuals except as set forth in Section 5.4.
5.4    Modifications to Seller Representations and Warranties. Notwithstanding anything to the contrary set forth herein, the representations and warranties of Seller in this Agreement (the “Seller Representations”) are subject to the following: immediately prior to and at Closing, the Seller Representations shall be deemed modified (i) by the taking of any action by

Seller to the extent not prohibited pursuant to the terms of this Agreement, or by reason of any changed fact and circumstance not within the reasonable control of Seller, (ii) by the expiration of any particular Lease or Contract by its terms, or the default of any party thereto other than Seller; (iii) with all information that Purchaser has knowledge of (or is deemed to have knowledge of, pursuant to the terms of this Agreement), including, without limitation, (A) any information contained in any Approved Tenant Estoppel Certificate (as hereinafter defined), and (B) any information uploaded to the due diligence website having the web address of https://tishmanspeyer.box.com/s/k1sfqdr6rw8uh7skhdxwy9mjrj4ria0c (the “Datasite”) at least five (5) Business Days prior to the Closing Date which such uploading Purchaser has been advised in writing by Seller (which may be electronically by standard protocol of such due diligence website and/or by electronic mail to Andrew Leahy at ALEAHY@washreit.com and Dan Chappell at DCHAPPELL@washreit.com) has occurred. For the avoidance of doubt, Purchaser shall not be entitled to bring any action after the Closing Date based on any breach of a Seller Representation of which Purchaser had knowledge (including deemed knowledge) prior to Closing. Notwithstanding anything to the contrary set forth herein, Seller does not represent or warrant that any particular Lease or Contract will not have expired by its terms as of the Closing Date or will not have been terminated by its terms as of the Closing Dates as a result of any default of any party thereto other than Seller.
ARTICLE 6: COVENANTS OF SELLER PRIOR TO CLOSING
6.1    Operation of Property. From the Effective Date until the Closing, Seller shall continue to operate, maintain and repair the Property in the ordinary course of business (including, without limitation, in all material respects and in accordance with its regular practices, performing all of Seller’s obligations under the Leases and enforcing all of Tenants’ obligations under the Leases), but from and after the expiration of the Due Diligence Period shall not take any of the following actions without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed (provided, however, that to the extent any of the following actions occur prior to the expiration of the Due Diligence Period, Seller shall notify Purchaser of the same within two (2) Business Days thereafter): (i) make or permit to be made any material alterations to or upon the Property, except as required pursuant to any Leases; (ii) enter into any Contracts that would affect the Property or Purchaser after the Closing and are not terminable without premium or penalty by Purchaser upon thirty (30) days’ prior written notice following the Closing, (iii) amend or modify any Contracts that will be binding on Purchaser after Closing in any manner, unless such Contract as amended may be terminated without premium or penalty by Purchaser upon thirty (30) days’ prior written notice (provided that in the case of emergency or other exigent circumstances, Seller shall have the right to enter into contracts to perform repairs or replacement without Purchaser’s consent, but Seller shall provide copies of such contracts and notice of such repairs or replacements as soon as reasonably practicable, and Purchaser shall have no obligation to assume such contracts at Closing); (iv) enter into any leases or licenses with respect to the Property or any part thereof, or extend, modify, cancel or otherwise alter any one or more of the Leases, collect rent thereunder for more than one (1) month in advance (except with respect to the DOJ Tenant (as defined below)), apply any security deposits (or draw down on any letters of credit) held in accordance with the Leases, or fail to timely perform its obligations under the Leases, in each case whether or not such action is taken in the ordinary course of business; (v) encumber, sell or transfer or dispose of the Land or Improvements or any interest therein, (vi) alter or amend the zoning classification of the Land or Improvements; (vii) remove or permit the removal from the Property of any fixtures, mechanical equipment, or any other material item included in the Property except when replaced with items of equal or greater quality and value, and except for the use and consumption of inventory, office and other supplies and spare parts, and the replacement of worn out, obsolete and defective tools, equipment and appliances, in each case in the ordinary course of business, or (viii) initiate, settle, compromise, withdraw or terminate any real estate tax appeal or proceeding affecting the Property other than any relating solely to the tax levy year ending December 31, 2017 and all periods prior to such tax levy year (which Seller retains the full and unfettered right to settle or compromise, and any refunds applicable to any such periods shall belong solely to Seller). In addition, and notwithstanding the foregoing, Seller shall have the right, without Purchaser’s consent, to continue to perform improvements to the Property, and make alterations thereto, that are required under Leases. Whenever in this Section 6.1 Seller is required to obtain Purchaser’s consent with respect to any proposed transaction, Purchaser shall, within five (5) Business Days after receipt of Seller’s receipt of request therefor, notify Seller of its approval or disapproval of same and, if Purchaser fails to notify Seller of its disapproval within said five (5)-Business Day period, Purchaser shall be deemed to have approved same.
6.1.1    Purchaser acknowledges and agrees that, notwithstanding anything herein to the contrary, Seller shall have no obligation to (i) make or perform, during the term of this Agreement, any capital repairs or replacements except as required under any Leases or (ii) bring the Property into compliance with any laws or regulations applicable to the Property; provided, however, that prior to Closing, Seller shall cause to be performed the remedial work (the “Café Remedial Work”) with respect to the premises at the Real Property known as Suite 105 and totaling approximately 6,228 square feet on the ground floor of the Real Property leased (subject to Seller’s termination of such Lease pursuant to Section 6.6 hereof) to Jefferson Foods, LLC (the “Café Tenant”) required to remedy any violation of the Virginia Statewide Fire Prevention Code noted in that certain violation notice issued by the Arlington County Fire Department Fire Prevention Office having activity number ST-FM###-##-#### (the “Café Violation”; provided further, however, that, notwithstanding the foregoing, in no event shall Seller be obligated to expend more than $25,000 in connection with the Café Remedial Work (the “Café Remedial Work Cap”), and Seller’s failure to complete the Café Remedial Work by Closing shall not constitute a default of Seller hereunder provided that at Closing, if Seller shall have not completed the Café Remedial Work, Purchaser shall receive a credit against the Purchase Price in the amount equal to Purchaser’s cost, as reasonably determined by Purchaser and Seller, of completing the remaining Café Remedial Work after Closing, which such credit, if any, shall in no event exceed the Café Remedial Work Cap.
6.2    Termination and Assignment of Contracts. At or prior to Closing, Seller, at its sole cost and expense, shall terminate all of the Terminated Contracts so that there are no surviving obligations as to Purchaser or the Property after Closing. Seller, at its sole cost and expense, shall cause all of the Transferred Contracts to be assigned to Purchaser at Closing, including obtaining any third-party consents necessary therefor; provided, however, that Purchaser, at its sole cost and expense, shall cooperate with Seller in such activities, including providing such information to the

Transferred Contracts counterparties as is reasonably requested. The provisions of this Section 6.2 shall survive the Closing.
6.3    Insurance. From the Effective Date until the Closing or termination of this Agreement, Seller will maintain Seller’s existing insurance coverage with respect to the Property or comparable replacement coverage.
6.4    Exclusivity. From the Effective Date until the Closing or termination of this Agreement, Seller shall not sell or offer for sale the Property (or any interest therein) to any party other than Purchaser, offer or grant any option or right of first refusal or offer (or any similar right) with respect to the Property (or any interest therein) to any party other than Purchaser, or refinance the Property (or any interest therein), or negotiate, solicit or entertain any offers to do any of the foregoing.
6.5    Tenant Estoppel Certificates. Promptly after the Effective Date, Seller shall request (and thereafter use its commercially reasonable efforts, as hereinafter defined, to pursue) a tenant estoppel certificate in the form of EXHIBIT L attached hereto (or in the form attached to, or certifying solely to those matters required by, a particular Tenant’s Lease) from each Tenant (the “Estoppel Certificates”), provided that it shall only be a condition precedent to Purchaser’s obligation to consummate Closing that on or before the date which is two (2) business days prior to the Closing Date (the “Estoppel Delivery Date”), Seller shall have delivered to Purchaser Tenant-executed Estoppel Certificates from the following Tenants (collectively, the “Required Estoppels”): (i) FBR Capital Markets & Co., (ii) Raytheon BBN Technologies Corp., (iii) Graham Holdings Company, (iv) Promontory Interfinancial Network, LLC, and (v) Tenants leasing, in the aggregate, at least seventy five percent (75%) of the currently occupied square footage of the Improvements (which such 75% shall (A) include the space occupied by the Tenants set forth in the foregoing subclauses (i)-(iv) (the “Major Tenants”) and (B) exclude the space leased to the TS Lease Tenant pursuant to the TS Lease). Any Tenant-executed Estoppel Certificate not substantially in the form of EXHIBIT L, but in a form substantially consistent with that attached to, or certifying solely to those matters required by, a particular Tenant’s Lease, shall be deemed to have satisfied the terms of this Section 6.5 as to form; provided, however, that Purchaser shall have the right to disapprove any Estoppel Certificate (whether in the form attached hereto as EXHIBIT L or otherwise in a form consistent with that attached to, or certifying solely to those matters required by, a particular Tenant’s Lease) within two (2) business days of Seller’s delivery of a Tenant-executed Estoppel Certificate to Purchaser to the extent such Estoppel Certificate discloses a matter which would cause Seller to be in breach of a covenant, representation or warranty under this Agreement; provided that if Purchaser fails to disapprove any Estoppel Certificate within such two (2) Business Day time period, Purchaser shall be deemed to have approved such Estoppel Certificate and same shall be deemed an Approved Tenant Estoppel Certificate (as hereinafter defined). Any Tenant-executed Estoppel Certificate disapproved by Purchaser pursuant to the immediately preceding sentence (any such Estoppel Certificate, a “Disapproved Tenant Estoppel Certificate”, and any other Estoppel Certificate, an “Approved Tenant Estoppel Certificate”) shall not be counted toward the satisfaction of the Required Estoppels requirement. Seller’s failure to obtain the Required Estoppels by the Estoppel Delivery Date shall not be a default of Seller hereunder so long as Seller has complied with its other obligations pursuant to this Section 6.5. Seller’s obligation to use “commercially reasonable efforts” pursuant to this Section 6.5 to obtain the Estoppel Certificates shall be deemed to require Seller only to make, as necessary, two (2) written requests therefor, and one (1) subsequent telephonic request therefor, and shall not include the payment of any money, issuance of any default notices or any other extraordinary action by Seller.
6.6    Café Lease. For the avoidance of doubt, Seller shall not assign its interest in the Café Lease to Purchaser at Closing, and Purchaser shall have no obligation to assume the Café Lease from Seller at Closing.
ARTICLE 7: CLOSING
7.1    Closing Date. The consummation of the transaction contemplated hereby (the “Closing”) will take place via an escrow closing conducted through the offices of the Escrow Agent on January 31, 2018, or such earlier date as Seller and Purchaser may mutually agree upon in writing, provided that Purchaser shall have the one-time right at any time after the expiration of the Due Diligence Period to accelerate the Closing Date by delivering to Seller a written notice stating the same at least five (5) Business Days’ prior to the accelerated Closing Date set forth in such notice, which accelerated Closing Date shall in no event be earlier than January 15, 2018. As used herein, “Scheduled Closing Date” means January 31, 2018 or such earlier date mutually agreed by Seller and Purchaser or elected by Purchaser pursuant to the immediately preceding sentence, and “Closing Date” means the date on which Closing actually occurs.
7.2    Conditions Precedent to Seller’s Obligations at Closing. In addition to any conditions set forth elsewhere in this Agreement for the benefit of Seller, it shall be a condition to Seller’s obligation to sell the Property pursuant hereto that each and every one of the following conditions shall have been satisfied as of the Closing Date (or waived in writing by Seller):
7.2.1    Representations and Warranties. Each of Purchaser’s representations and warranties in this Agreement shall be true and complete in all material respects as if made on and as of the Closing Date.
7.2.2    Covenants. Purchaser shall have performed and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by Purchaser at or prior to Closing (including, without limitation, the delivery to Escrow Agent of all the deliverables required by Section 7.5).
Without limiting any rights Seller might have pursuant to Section 9.2, if any condition precedent set forth in this Section 7.2 is not satisfied as of the Closing Date, Seller, at its sole election, may (a) terminate this Agreement (whereupon the Deposit shall be returned to Purchaser), (b) waive the condition and proceed to Closing, or (c) extend the Closing Date for such additional period of time, not to exceed thirty (30) days, as may be reasonably required to allow Purchaser to satisfy such condition. In the event of Seller’s exercise of the rights afforded under (c) above, Seller shall nonetheless have the rights under (a) and (b) if any condition precedent set forth in this Section 7.2 is not satisfied as of such extended Closing Date.
7.3    Conditions Precedent to Purchaser’s Obligations at Closing. In addition to any conditions set forth elsewhere in this Agreement for the benefit of Purchaser, it shall be a condition to Purchaser’s obligation to purchase the Property pursuant hereto that each and every one of the following conditions shall have been satisfied as of the Closing Date (or such earlier date as specified below), or waived in writing by Purchaser:
7.3.1    Representations and Warranties. Each of Seller’s representations and warranties in this Agreement (as may be modified by Section 5.4) shall be true and complete in all material respects as if made on and as of the Closing Date.
7.3.2    Covenants. Seller shall have performed and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by Seller at or prior to Closing (including, without limitation, the delivery to Escrow Agent of all the deliverables required by Section 7.4).
7.3.3    Title. Subject only to payment of the Purchase Price by Purchaser, delivery of the Deed by Seller, and payment of the respective amounts set forth in Section 7.7.1, the Title Company shall be unconditionally committed to issue an ALTA owner’s policy of title insurance insuring that the fee and leasehold (pursuant to the Ground Lease) interests in the Real Property are vested in Purchaser, subject only to the Permitted Exceptions and otherwise in conformance with the Title Commitment, and in a policy amount not less than the Purchase Price.
7.3.4    Estoppel Certificates. Purchaser shall have received all of the Required Estoppels by the Estoppel Delivery Date, in accordance with Section 6.5.
If any of the conditions precedent set forth in Section 7.3.2, 7.3.3 or 7.3.4 are not satisfied as of the Scheduled Closing Date, Seller shall have a one-time right, exercisable upon written notice delivered to Purchaser on or prior to the Scheduled Closing Date, to adjourn the Scheduled Closing Date for up to ten (10) days to enable Seller to satisfy such unsatisfied conditions precedent; provided that if Seller is unable to satisfy such unsatisfied conditions precedent during such initial adjournment period despite its diligent efforts to do so, Seller shall have the one-time right, exercisable upon written notice delivered to Purchaser on or prior to the expiration of such initial adjournment period, to adjourn the Scheduled Closing Date for up to thirty (30) additional days to enable Seller to satisfy such unsatisfied conditions precedent. If any of the conditions precedent set forth in Section 7.3.2, 7.3.3 or 7.3.4 have not been satisfied by the initial Scheduled Closing Date or if any of the conditions precedent set forth in Section 7.3.2, 7.3.3 or 7.3.4 have not been satisfied by any adjourned Scheduled Closing Date in accordance with the immediately preceding sentence, then Purchaser, at its sole election, may (a) terminate this Agreement (and receive a return of the Deposit), or (b) waive the unsatisfied conditions and proceed to Closing (without any reduction to the Purchase Price therefor). The rights and remedies of Purchaser pursuant to this paragraph shall not limit any of the rights or remedies of Purchaser pursuant to Section 9.1.
7.4    Seller’s Deliverables at the Closing. At the Closing, Seller will do, or cause to be done, the following:
7.4.1    Closing Documents. Seller shall execute and acknowledge, as applicable, and deliver to Purchaser originals of the following documents:

7.4.1.1    Special Warranty Deed and Assignment and Assumption of Ground Lease in the form of EXHIBIT C hereto (the “Deed”);
7.4.1.2    Bill of Sale in the form of EXHIBIT D hereto;
7.4.1.3    Assignment and Assumption Agreement in the form of EXHIBIT E hereto (the “Assignment and Assumption Agreement”);
7.4.1.4    Certificate of Non-Foreign Status in the form of EXHIBIT F hereto;
7.4.1.5    Letters to each Tenant under the Leases in the form of EXHIBIT G hereto, notifying Tenants of the conveyance of the Property to Purchaser and advising them that, following the Closing Date, all future payments of rent are to be made in the manner set forth therein;
7.4.1.6    Closing Statement;
7.4.1.7    A Virginia R-5 Non Resident Real Property Owner Registration Form and such other transfer tax or similar forms or declarations as may be required in connection with the recording of the Deed;
7.4.1.8    A rent roll for the Property dated as of the Closing Date;
7.4.1.9    A certificate re-making each of Seller’s representations and warranties in all material respects contained in this Agreement as of the Closing Date (as may be modified by Section 5.4);
7.4.1.10    An Owner’s Affidavit in the form of EXHIBIT H attached hereto (the “Owner’s Affidavit”), or such other form as may be agreed to between Seller and the Title Company;
7.4.1.11    Such evidence as may be reasonably required by the Title Company with respect to the authority of the person executing the Deed and the other documents required to be executed by Seller on behalf of Seller;
7.4.1.12    Reasonable evidence of the termination of the Terminated Contracts in accordance with Section 6.2, and copies of any third party consents required for the assignment of the Transferred Contracts in accordance with Section 6.2;
7.4.1.13    Originals of all letters of credit held by Seller pursuant to the Leases, and all transfer documentation and instruments (executed by all parties thereto other than Purchaser) necessary to allow Purchaser to be designated as the beneficiary thereunder and to draw thereon in connection with the Leases; and
7.4.1.14    The TS Lease.

7.4.2    Keys. Seller will deliver to Purchaser all keys in the possession or subject to the control of Seller, including, without limitation, master keys as well as combinations, card keys and cards for the security systems, if any.
7.4.3    Costs. Seller will pay all costs allocated to Seller pursuant to Section 7.7 of this Agreement.
7.5    Purchaser’s Deliverables at the Closing. At the Closing, Purchaser will do, or cause to be done, the following:
7.5.1    Closing Documents. At Closing, Purchaser shall execute and acknowledge, as applicable, and deliver to Seller, originals of the following documents:
7.5.1.1    Assignment and Assumption Agreement;
7.5.1.2    Closing Statement;
7.5.1.3    A certificate re-making each of Purchaser’s representations and warranties contained in this Agreement as of the Closing Date;
7.5.1.4    Such evidence as may be reasonably required by the Title Company with respect to the authority of the person(s) executing the documents required to be executed by Purchaser on behalf of Purchaser; and
7.5.1.5    The TS Lease.
7.5.2    Payment of Consideration. Purchaser will pay to Escrow Agent by bank wire transfer of immediately available funds at Closing the Purchase Price in accordance with Article 2 of this Agreement (subject to the credits, prorations and adjustments provided for herein). The net closing proceeds due to Seller shall be wire transferred to such account or accounts as Seller may designate, and actually received in such account or accounts, no later than 4:00 p.m. (Eastern Standard Time) on the Closing Date (the “Wiring Deadline”), with time being of the essence with respect thereto.
7.5.3    Costs. Purchaser will pay all costs allocated to Purchaser pursuant to Section 7.7 of this Agreement.
7.6    Escrow. The delivery of the documents and the payment of the sums to be delivered and paid at the Closing shall be accomplished through an escrow with Escrow Agent such that Seller and Purchaser shall each deliver, or cause to be delivered, to the Escrow Agent on or before the Scheduled Closing Date the respective funds and documents, as applicable, necessary to effectuate the Closing pursuant to the terms of this Agreement, subject only to the satisfaction of any condition to Closing of the other party.
7.7    Costs and Adjustments at Closing.

7.7.1    Expenses. All state and local recordation, transfer, documentary, stamp and similar taxes, and all recording fees, payable in connection with the recordation of the Deed shall be paid one-half by Purchaser and one-half by Seller. Any closing or escrow fees of Escrow Agent shall be paid one-half by Purchaser and one-half by Seller. Seller shall pay all costs and fees for Seller’s representatives and consultants and for title clearance as and to the extent required by this Agreement. Purchaser shall pay all costs and fees for title examination, title insurance, including, without limitation, all endorsements thereto, and related title company charges, any update requested by Purchaser of the Survey and all of Purchaser’s due diligence studies and investigations, together with all costs and fees for Purchaser’s representatives and consultants. Seller and Purchaser shall each pay its own attorney’s fees. Notwithstanding the foregoing, Seller shall pay on behalf of Purchaser at Closing $275,000.00 in respect of Purchaser’s transaction costs in connection herewith.
7.7.2    Real Estate and Personal Property Taxes. Real estate taxes, personal property taxes, ad valorem taxes, special assessments and similar charges for the year in which the Closing occurs, and all rebates and reductions of the same (net of collection costs), will be prorated between Seller and Purchaser as of the Apportionment Time (as defined below) on the basis of actual bills therefor, if available. If such bills are not available, then such taxes and other charges shall be prorated on the basis of the most currently available tax bills and, thereafter, promptly re-prorated upon the availability of actual bills for the period, but in no event later than with the Final Closing Statement (as defined below). As used herein, the term “Apportionment Time” shall mean 11:59 p.m. (Eastern Standard Time) on the date immediately prior to the Scheduled Closing Date.
7.7.3    Ground Lease Rents. All fixed rent and additional rent paid or payable to Ground Lessor under the Ground Lease, if any, shall be prorated as of the Apportionment Time.
7.7.4    Lease Security Deposits and Rents.
7.7.4.1    Seller shall pay to Purchaser, as a credit against the Purchase Price, the amount of any cash security deposits actually received by Seller pursuant to the Leases and not yet refunded to Tenants or applied against any Tenant pursuant to the Leases (subject to Section 6.1 hereof). Rents payable by Tenants that are collected on or prior to the Closing in respect of the month (or other applicable collection period) in which the Closing occurs (the “Current Month”) shall be prorated on a per diem basis based upon the number of days in the Current Month prior to the Closing Date (which shall be allocated to Seller) and the number of days in the Current Month on and after the Closing Date (which shall be allocated to Purchaser). If at the Closing, rent in respect of the Current Month is unpaid by any Tenant or rent in respect of the Current Month is past due by any Tenant for periods prior to the Current Month, Seller and Purchaser agree that the first moneys received after the Closing Date by Seller or Purchaser, as the case may be, from such Tenant shall be received and held by Purchaser or Seller, as applicable, in trust, and shall be disbursed as follows: (i) first, to Seller and Purchaser, in an amount equal to all rent owing by such Tenant to Seller and Purchaser in respect of the Current Month on a per diem basis based upon the number of days in the Current Month prior to the Closing Date (which shall be allocated to Seller) and the number of days in the Current Month on and after the Closing Date (which shall be allocated to Purchaser), (ii) next, to Purchaser, in an amount equal to all rent owing by such Tenant to Purchaser in respect of all periods after the Current Month; (iii) next, to Seller in an amount equal to all rent owing by such Tenant to Seller in respect of all periods prior to the Current Month, and (iv) last, to Purchaser, the balance, if any. Purchaser and Seller shall reasonably cooperate with each other in performing the monthly reconciliations of the Lease with General Services Administration, GSA - DOJ (11B-01656) (the “DOJ Tenant”) with respect to the Current Month and any preceding periods.
7.7.4.2    Purchaser shall perform, in accordance with the provisions of the Leases and standard industry practice, the final reconciliation of calendar year 2017 pass-throughs for operating expenses and real estate taxes, and the establishment of base years, for the period of time from January 1, 2017 through December 31, 2017 (the “2017 Reconciliation”), based in part on information provided by Seller to Purchaser for the period of time from January 1, 2017 through the Apportionment Time. Upon completion, Purchaser shall provide a copy of the 2017 Reconciliation to Seller for Seller’s approval (such approval not to be unreasonably withheld, conditioned or delayed), whereupon Purchaser shall prepare and send to Tenants such notices as may be required under the Leases. If any amounts are due to Tenants on account of the 2017 Reconciliation, then Seller shall remit Seller’s proportionate share of such amounts to Purchaser based on the Apportionment Time promptly after written demand, and Purchaser shall be responsible for remitting such amounts (along with Purchaser’s proportionate share of such amounts) to the Tenants in accordance with their Leases; and in the event any Tenants have underpaid such amounts, then Purchaser shall use commercially reasonable efforts to seek to collect such amounts, and upon receipt from Tenants, Purchaser shall remit Seller’s share thereof (based on the Apportionment Time) to Seller. Seller and Purchaser agree to cooperate and use commercially reasonable efforts to complete the 2017 Reconciliation no later than the dates required by the Leases, but in no event later than June 30, 2018, and any payment required in connection therewith shall be made within ten (10) days after such adjustments.
7.7.4.3    Each party agrees to remit reasonably promptly to the other the amount of such rents to which such party is so entitled and to account to the other party monthly in respect of same. Seller shall have the right from time to time until the 2017 Reconciliation is completed, on reasonable prior notice to Purchaser, to review Purchaser’s rental records with respect to the Property to ascertain the accuracy of such accountings, and Purchaser shall provide Seller with copies of such records upon Seller’s request. Purchaser shall have the right from time to time until the 2017 Reconciliation is completed, on reasonable prior notice to Seller, to review Seller’s rental records with respect to the Property to ascertain the accuracy of such accountings, and Seller shall provide Purchaser with copies of such records upon Purchaser’s request..
7.7.4.4    Subsequent to the Closing, Purchaser shall promptly render bills for the collection of any rent due to Seller pursuant to this Agreement, but shall have no other obligation with respect to the collection of such rent, including, without limitation, any obligation to institute any actions or proceedings for the purposes of collecting such rent. Seller shall have no right to commence an action against any Tenant subsequent to the Closing Date of any kind or nature, and Seller agrees that its sole right in respect of rents that pertain to the period prior to the Apportionment Time shall be the right to receive payments pursuant to this Section 7.7.4, provided, however, that notwithstanding the foregoing, nothing herein shall preclude Seller from asserting separate and independent claims against the Café Tenant, including instituting any actions or proceedings, for the purpose of collecting, or otherwise with respect to, any back rent or other amounts owed by the

Café Tenant under the Café Lease with respect to Seller’s period of ownership of the Real Property (collectively, “Café Tenant Actions”).
7.7.5    Utilities. Water, sewer, electric, fuel (if any) and other utility charges, other than those for which Tenants under Leases are responsible directly to the provider, shall be prorated as of the Apportionment Time. If consumption of any of the foregoing is measured by meter, Seller shall, prior to the Closing Date, endeavor to obtain a reading of each such meter and a final bill as of the Closing Date. If there is no such meter or if the bill for any of the foregoing shall have not been issued as of the Closing Date, the charges therefor shall be adjusted as of the Apportionment Time on the basis of the charges of the prior period for which such bills were issued and shall be further adjusted between the parties when the bills for the correct period are issued, but in no event later than with the Final Closing Statement. Seller and Purchaser shall cooperate to cause the transfer of utility accounts from Seller to Purchaser. Seller shall be entitled to retain any utility security deposits to be refunded. At Closing, Purchaser shall post substitute utility security deposits to replace those previously paid by Seller or, if the utility provider will not refund such deposits to Seller, Seller shall be credited therefor by Purchaser at Closing.
7.7.6    Permits and Contracts. Any charges or fees for transferable Permits and charges under Transferred Contracts that are assigned to Purchaser pursuant to this Agreement shall be adjusted as of the Apportionment Time. Seller shall be solely responsible for all charges and fees for Terminated Contracts.
7.7.7    Other Items. All other items customarily apportioned in connection with sale of property substantially similar to the Property in Arlington, Virginia shall be adjusted as of the Apportionment Time.
7.7.8    Insurance Policies. Premiums on insurance policies will not be adjusted. As of the Closing Date, Seller will terminate its insurance coverage and Purchaser will obtain its own insurance coverage.
7.7.9    Commissions. Seller will pay in full, at or before Closing, all sums now or hereafter due on account of any Lease under any Leasing Brokerage Agreement, except with respect to any amounts owed in connection with any renewal, restructure, extension, or other modification of any Lease or any Lease entered into pursuant to the terms of Section 6.1 (which such amount shall be the sole obligation of Purchaser), and shall endeavor to provide Purchaser at Closing written releases in form satisfactory to Purchaser of all claims and other rights by any lease broker under any Leasing Brokerage Agreement.
7.7.10    Tenant Inducement Costs. Seller shall be responsible for the payment of all Tenant Inducement Costs (as defined below) listed on Schedule 7.7.10. Except as set forth on Schedule 7.7.10, Seller shall have no obligation to pay any Tenant Inducement Costs. Purchaser shall be responsible for the payment of all other Tenant Inducement Costs. For purposes hereof, the term “Tenant Inducement Costs” shall mean any out-of-pocket payments required under a Lease to be paid by the landlord thereunder to or for the benefit of the Tenant thereunder that is in the nature of a tenant inducement or concession including, without limitation, tenant improvement costs, design, refurbishment and other work allowances, lease buyout costs, moving allowances, and any free-rental period provided under the Leases. If as of the Closing Date Seller has not paid any Tenant Inducement Costs for which Seller is responsible pursuant to the foregoing provisions, then (A) Purchaser shall receive a credit against the Purchase Price in an amount equal to such unpaid Tenant Inducement Costs, (B) Purchaser shall assume the obligations of Seller to pay such Tenant Inducement Costs pursuant to the Assignment and Assumption Agreement, and (C) Seller shall no longer be responsible for the payment of such Tenant Inducement Costs.
7.7.11    Closing Statement. Not later than two (2) Business Days prior to the Closing, Seller or its agents or designees shall prepare, and promptly thereafter Seller and Purchaser shall jointly endeavor to agree upon a closing statement (the “Closing Statement”) that shows the adjustments and prorations provided for in this Agreement, the resulting net amount due either to Seller or to Purchaser, and such net due amount shall be added to or subtracted from the cash balance of the Purchase Price to be paid to Seller at the Closing, as applicable. Not earlier than the date that is one hundred twenty (120) days after the Closing Date and not later than the date that is one hundred eighty (180) days after the Closing Date, Seller and Purchaser shall jointly prepare a final closing statement reasonably satisfactory to Seller and Purchaser in form and substance (the “Final Closing Statement”) setting forth the final determination of the adjustments and prorations provided for herein. The net amount due Seller or Purchaser, if any, by reason of adjustments to the Closing Statement as shown in the Final Closing Statement, shall be paid in cash by the party obligated therefor within five (5) Business Days following that party’s receipt of the approved Final Closing Statement. The adjustments, prorations and determinations agreed to by Seller and Purchaser in the Final Closing Statement shall be conclusive and binding on the parties hereto. Prior to and following the Closing Date, each party shall provide the other with such information as the other shall reasonably request (including, without limitation, access to the books, records, files, ledgers, information and data with respect to the Property during normal business hours upon reasonable advance notice) in order to make the preliminary and final adjustments and prorations provided for herein.
7.7.12    Net Income after Debt Service. In the event the Closing Date is adjourned pursuant to the final paragraph of Section 7.3, Seller shall credit to Purchaser at Closing an amount equal to all net income from the Property received by Seller with respect to such adjournment period less the actual debt service paid by Seller to its lenders in respect of the Property with respect to such adjournment period (but in no event shall the amount of such credit be less than zero).
7.7.13    Survival. The provisions of this Section 7.7 shall survive Closing.
7.8    Tax Assessment Matters. Seller has initiated an appeal of the proposed tax assessed value of the Property for the tax year levy commencing on January 1, 2017 (the “2017 Assessment Appeal”). Seller shall not settle, compromise, withdraw or terminate such appeal or proceeding without Purchaser’s prior written consent (not to be unreasonably withheld, conditioned or delayed) and to the extent the result of such appeal or proceeding results in any refund to Seller, and a portion of such refund would affect the 2017 Reconciliation, then, provided such refund is received prior to the 2017 Reconciliation, any such amounts shall be subject to the 2017 Reconciliation and Seller shall be entitled to receive its proportionate share thereof, based on the Apportionment Time. If any such refund is not received prior to the 2017 Reconciliation, then Purchaser shall remit Seller’s proportionate share thereof to Seller, based on the Apportionment Time, promptly upon receipt. The provisions of this Section 7.8 shall survive the Closing.
ARTICLE 8: DAMAGE AND CONDEMNATION
8.1    Damage. If, prior to the Closing, all or any portion of the Property is damaged by fire or any other cause whatsoever (a “Casualty”), Seller shall promptly give Purchaser written notice of such damage. If prior to the Closing all or a portion of the Property is damaged or destroyed by a Casualty, Purchaser shall receive a credit towards the Purchase Price in the amount of (a) the proceeds of any insurance policies (other than business interruption or rental loss insurance pertaining to the period prior to Closing) to the extent such insurance payments have been received by Seller and (b) any applicable deductible under any such insurance policies, and Seller shall assign to Purchaser at Closing all of Seller’s right, title and interest in any such awards or payments (including business interruption and rental loss insurance pertaining to the period after Closing) not theretofore received by Seller. Notwithstanding the foregoing, in the event of a Casualty resulting in either (i) total damage to the Property costing in excess of Twelve Million Five Hundred Thousand Dollars ($12,500,000.00) to repair, as determined by Purchaser acting reasonably and in good faith, or (ii) the termination of the Lease with FBR Capital Markets & Co. and/or Raytheon BBN Technologies Corp., Purchaser shall have the right to terminate this Agreement up written notice to Seller, which such notice must be delivered to Seller within ten (10) days of Purchaser’s receipt of the applicable notice of such Casualty, and receive a return of the Deposit.
8.2    Condemnation and Eminent Domain. If any condemnation proceedings are instituted, or notice of intent to condemn is given, with respect to all or any portion of the Property (a “Condemnation”), Seller shall promptly notify Purchaser thereof, in which event Purchaser shall consummate the purchase of the Property without reduction of the Purchase Price, but Purchaser shall receive a credit towards the Purchase Price in the amount of any condemnation award or compensation for such Condemnation received by Seller, and Seller shall assign to Purchaser at Closing all of Seller’s right, title and interest in any such award or compensation not theretofore received by Seller. Notwithstanding the foregoing, in the event of a Condemnation resulting in (A) a reduction in the value of the Property in excess of Twelve Million Five Hundred Thousand Dollars ($12,500,000.00), as determined by Purchaser acting reasonably and in good faith, or (B) the termination of the Lease FBR Capital Markets & Co. and/or Raytheon BBN Technologies Corp., Purchaser shall have the right to terminate this Agreement upon written notice to Seller, which such notice must be delivered to Seller within ten (10) days of Purchaser’s receipt of the applicable notice of such Condemnation, and receive a return of the Deposit.
ARTICLE 9: REMEDIES AND ADDITIONAL COVENANTS
9.1    Seller Default. Prior to Closing, if, in any material respect, Seller fails to perform any of its obligations as and when required hereunder (including, without limitation, failing to consummate the purchase and sale contemplated herein on the Closing Date after all conditions precedent to Seller’s obligation to do so have been satisfied or waived by Seller), or breaches any of its representations or warranties hereunder, then Purchaser may, as its sole remedy, either (a) waive such default in writing and proceed to Closing (without any reduction to the Purchase Price in connection therewith), (b) within thirty (30) days following the Scheduled Closing Date, commence an action for specific performance without offset to the Purchase Price, or (c) terminate this Agreement whereupon (i) Escrow Agent shall promptly return the Deposit to Purchaser, (ii) if the event giving rise to such default was due to a willful and intentional action or inaction of Seller undertaken with the knowledge that it would result in a default under this Agreement, Seller shall reimburse Purchaser for the actual third-party out-of-pocket costs and expenses incurred by Purchaser relating to this transaction, including, without limitation, diligence costs, financing costs and out-of-pocket attorneys’ fees and costs, in an aggregate amount not to exceed Three Hundred Thousand Dollars ($300,000.00), (iii) this Agreement shall terminate, and (iv) neither party shall have any further rights or obligations under this Agreement except for obligations that expressly survive termination of this Agreement. Notwithstanding the foregoing, if Purchaser timely seeks specific performance under clause (b) above and a court adjudicates that the remedy of specific performance is not legally available to Purchaser, then Purchaser shall be entitled to the remedy under clause (c) above.
9.2    Purchaser Default. Prior to Closing, if, in any material respect, Purchaser fails to perform any of its obligations as and when required hereunder (including, without limitation, failing to consummate the purchase and sale contemplated herein on the Closing Date after all conditions precedent to Purchaser’s obligation to do so have been satisfied or waived by Purchaser), or breaches any of its representations or warranties hereunder, then Escrow Agent shall pay the Deposit to Seller as full and complete liquidated damages and as the exclusive and sole right and remedy of Seller, whereupon this Agreement shall terminate, and neither party shall have any further obligations or liabilities to the other party (except for such obligations and liabilities as expressly survive the termination hereof). PURCHASER AND SELLER AGREE IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO FIX THE DAMAGES WHICH SELLER MAY SUFFER AS A RESULT OF A DEFAULT OF PURCHASER HEREUNDER. THEREFORE, PURCHASER AND SELLER HEREBY AGREE THE DEPOSIT IS A REASONABLE ESTIMATE OF THE TOTAL NET DETRIMENT SELLER WOULD SUFFER IN THE EVENT OF A DEFAULT OF PURCHASER HEREUNDER. THE FOREGOING SHALL NOT BE DEEMED TO LIMIT OR OTHERWISE AFFECT PURCHASER’S INDEMNIFICATION OBLIGATIONS THAT ARE EXPRESSLY STATED IN THIS AGREEMENT TO SURVIVE A TERMINATION OF THIS AGREEMENT, AND SELLER SHALL, FOR THE AVOIDANCE OF DOUBT, HAVE THE RIGHT TO PURSUE AN ACTION AGAINST PURCHASER IN RESPECT OF SUCH INDEMNIFICATION OBLIGATIONS.
9.3    No Special Damages. Notwithstanding anything herein to the contrary, in no event shall either party hereto be liable to the other party hereto for any punitive or consequential damages arising in connection with this Agreement.
9.4    Return and Destruction of Materials. Notwithstanding anything contained in this Agreement to the contrary, if this Agreement is terminated for any reason whatsoever, then Purchaser shall promptly return to Seller or destroy all documents provided to Purchaser by or on behalf of Seller, including all copies thereof, along with any and all third-party reports and studies of the Property commissioned by Purchaser, excluding any confidential or proprietary information or financial modeling of Purchaser. Notwithstanding the foregoing, Purchaser may retain copies of such documents in accordance with Purchaser’s bona fide document retention or compliance policies or as otherwise determined by Purchaser in good faith as reasonably necessary to comply with applicable laws. The obligations of Purchaser under this Section 9.4 shall survive any termination of this Agreement.
ARTICLE 10: SURVIVAL; INDEMNIFICATION
10.1    Survival. Except as otherwise expressly provided elsewhere in this Agreement, (i) all covenants of Purchaser and Seller in this Agreement (other than as set forth in the following clause (ii)) shall be deemed to have merged into the Deed upon recording thereof, and (ii) Seller’s and Purchaser’s representations and warranties set forth anywhere in this Agreement and covenants (including indemnification obligations) set forth in this Article 10 shall survive the Closing for a period of nine (9) months (the “Survival Period”) (except that Seller’s indemnification obligations with respect to Café Lease Liens (as defined below) shall survive the Closing for a period of twelve (12) months (the “Extended Survival Period”)) and shall not be deemed to have merged into any of the documents delivered at Closing. This Section 10.1 shall survive the Closing.
10.2    Indemnification Limitations. Any right of Purchaser to have Seller Indemnify (as defined below) Purchaser for a Claim (as defined below) asserted after Closing hereunder or under any document delivered in connection with Closing (each such Claim, a “Purchaser’s Claim”) shall at all times and in all events be subject to and limited by the following:
10.2.1    Submission of Claim. Purchaser shall have delivered to Seller written notice claiming such breach, and stating in detail the factual basis for such Purchaser’s Claim (a “Claim Notice”), prior to the expiration of the Survival Period (or, in the case of a Purchaser’s Claim with respect to a Café Lease Lien, the Extended Survival Period).
10.2.2    Minimum Damages. Purchaser’s damages resulting from Purchaser’s Claims in the aggregate must exceed an amount equal to One Hundred Fifty Thousand Dollars ($150,000.00) (the “Claim Threshold”), and, in the event Purchaser’s aggregate damages exceed the Claim Threshold, then subject to the limitations set forth in this Article 10, Purchaser shall be entitled to recover from Seller the total amount of such damages back to the first dollar of damage. Notwithstanding anything in this Agreement to the contrary, the Claim Threshold shall not apply to (i) any Broker Indemnification Claims asserted by Purchaser or any Purchaser’s Claim with respect to a Café Lease Lien, or (ii) for the avoidance of doubt, payments required by Seller pursuant to the Closing Statement or the Final Closing Statement.
10.2.3    Post-Closing Cap. Notwithstanding anything contained in this Agreement to the contrary, in no event shall (i) Seller have any liability for a Purchaser’s Claim if, prior to Closing, Purchaser has knowledge of any fact or circumstance which makes such representation or warranty untrue or of any breach of any other covenant or agreement, (ii) Seller’s aggregate liability in respect of all Purchaser’s Claims other than with respect to Café Lease Liens exceed an amount equal to Four Million Dollars ($4,000,000.00) (the “Post-Closing Cap”), or (iii) Seller’s aggregate liability in respect of all Purchaser’s Claims with respect to Café Lease Liens exceed an amount equal to Two Million Dollars ($2,000,000.00). Notwithstanding anything in this Agreement to the contrary, and for the avoidance of doubt, the Post-Closing Cap shall not apply to (i) any Broker

Indemnification Claims asserted by Purchaser, or (ii) for the avoidance of doubt, payments required by Seller pursuant to the Closing Statement or the Final Closing Statement.
10.2.4    Sole and Exclusive Remedy. Each party hereto hereby acknowledges and agrees that if the Closing occurs under this Agreement, then each party’s remedies set forth in this Article 10, subject in all events to the limitations and restrictions set forth in this Article 10, shall be each party’s sole and exclusive remedies against the other party for any breach or default or alleged breach or default under this Agreement (including, without limitation, any breach of a representation or warranty) or in connection with any matter related to the transactions contemplated under this Agreement or any indemnification therefor, and that in no event shall either party have the right to initiate any other action or remedy against the other party in connection with this Agreement or in connection with any matter related to the transactions contemplated under this Agreement.
10.3    Indemnification.
10.3.1    Agreement to Indemnify. Notwithstanding any provisions of this Agreement to the contrary, but in all events subject to the limitations otherwise set forth in this Article 10: (i) Seller shall Indemnify Purchaser against any and all Claims arising out of (A) the inaccuracy of any representation or warranty of Seller herein, (B) the failure of Seller to perform any of its surviving obligations (including indemnification obligations) hereunder, (C) any Café Tenant Actions, and (D) any Café Lease Liens; and (ii) Purchaser shall Indemnify Seller against any and all Claims (collectively, the “Seller’s Claims”) arising out of (A) the inaccuracy of any representation or warranty of Purchaser herein, (B) the failure of Purchaser to perform any of its surviving obligations (including indemnification obligations) hereunder, and (C) Claims asserted by third-parties relating to damage to property or injury to or death of any person occurring on or about the Property or any portion thereof after the Closing.
10.3.2    Notice and Cooperation on Indemnification. Whenever either party shall learn through the filing of a Purchaser’s Claim or Seller’s Claim, as the case may be, that the other party is or may be responsible under this Agreement, the party learning of such liability shall notify the other party promptly and furnish such copies of documents (and make originals thereof available) and such other information as such party may have that may be used or useful in the defense of such Claims and shall afford said other party full opportunity to defend the same in the name of the notifying party and generally shall cooperate with said other party in the defense of any such Claim. Upon receipt of such notice of possible liability, the party obligated to provide indemnity shall have the right to provide a written notice to the party entitled to indemnity that the indemnifying party elects to assume the defense of such matter, including, without limitation, the employment of counsel reasonably satisfactory to the indemnified party; whereupon the indemnifying party shall have the right to prosecute such defense and shall be responsible for the payment of the fees and disbursements of such counsel; provided, however, if in the reasonable judgment of the indemnified party, (i) such Claim or the resolution thereof, would have a material adverse effect on the indemnified party, or (ii) the indemnifying party shall have a conflict of interest in defending such action on the indemnified party’s behalf, then at the indemnified party’s election, the indemnified party may defend itself, and in either of such instances it shall be at the indemnifying party’s expense; provided, however, that the indemnifying party shall be responsible for the reasonable fees of no more than one counsel in each jurisdiction in each proceeding. The failure of an indemnified party to provide prompt notice of a Purchaser’s Claim or a Seller’s Claim to the indemnifying party pursuant to the first sentence of this Section 10.3.2 shall not relieve the indemnifying party of its obligation to Indemnify the indemnified party hereunder, except if such failure materially prejudices the indemnifying party’s ability to conduct such Indemnification, and except to the extent such failure materially increases the amount of the applicable Purchaser’s Claim or Seller’s Claim.
10.3.3    As used in this Article 10: (a) the term “Indemnify” means to hold harmless and indemnify an indemnified party from and against a Claim and, where applicable, to defend such party by counsel reasonably satisfactory to it, all at the sole expense and liability of the indemnifying party; and (b) the term “Claim” means any claim, damage, demand, lawsuit, litigation, penalty, cause of action, liability, loss, cost (including, without limitation, reasonable attorneys’ fees) and expense.
10.4    Joinder of Seller Parent Companies. Each of Tishman Speyer Real Estate Venture VII Parallel (PA), L.P. (“PA”), Tishman Speyer Real Estate Venture VII Parallel (ERISA), L.P. (“ERISA Parallel”), Tishman Speyer Real Estate Venture VII, L.P. (“VII”), Tishman Speyer Real Estate Venture VII Parallel (INT), L.P. (“INT”), Tishman Speyer Real Estate Venture VII Parallel (SGP), L.P. (“SGP”), Tishman Speyer Real Estate Venture VII Parallel (GOV), L.P. (“GOV”), and Tishman Speyer Real Estate Venture VII Parallel (GER), L.P. (“GER”, and together with PA, ERISA Parallel, VII, INT, SGP, and GER, collectively, the “Seller Parent Companies”), is executing this Agreement solely for the express purposes specified in this Section 10.4. From and after the Closing Date, Seller Parent Companies, jointly and severally, guaranty to Purchaser the due and punctual payment and performance of Seller’s obligations under this Article 10. Seller Parent Companies’ guaranty hereunder is an unconditional guaranty of payment and performance and not of collection, and Purchaser may proceed directly against all or some of the Seller Parent Companies without first proceeding against Seller.
ARTICLE 11: BROKERAGE COMMISSION
11.1    Brokers. Seller represents and warrants to Purchaser that Seller has not entered into any agreement with any real estate broker, agent, finder, or any party in connection with this transaction, except for Cushman & Wakefield (“Seller’s Broker”) and that Seller has not taken any action that would result in any real estate broker’s or finder’s fees or commissions being due and payable to any party other than Seller’s Broker with respect to the transaction contemplated hereby. Seller will be solely responsible for the payment of Seller’s Broker’s commission in accordance with the provisions of a separate agreement. Purchaser hereby represents and warrants to Seller that Purchaser has not entered into any agreement with any real estate broker, agent, finder, or any party in connection with this transaction and that Purchaser has not taken any action that would result in any real estate broker’s or finder’s fees or commissions being due or payable to any party with respect to the transaction contemplated hereby.
11.2    Indemnity. Each party hereby agrees to indemnify, defend and hold the other party harmless from and against any loss, liability, damage, cost, or expense (including, without limitation, reasonable attorneys’ fees) paid or incurred by the other party by reason of a breach of the representation and warranty made by such party in Section 11.1 (the “Broker Indemnification Claims”).
11.3    Survival. This Article 11 shall indefinitely survive the Closing or earlier termination of this Agreement.
ARTICLE 12: NOTICES
12.1    Written Notice. All notices, demands and requests which may be given or which are required to be given by either party to the other party under this Agreement must be in writing.
12.2    Method of Transmittal. All notices, demands, requests or other communications required or permitted to be given hereunder (“notices”) must be sent (i) by hand delivery, (ii) by Federal Express, UPS or a similar nationally recognized overnight courier service, or (iii) by electronic mail so long as a duplicate notice is deposited (on the same date) for delivery by one of the other three (3) methods described above. All notices shall be deemed to have been given for all purposes of this Agreement upon the date of receipt or refusal (except that notices delivered by electronic mail as aforesaid shall be deemed received when sent by electronic mail), except that whenever under this Agreement a notice is either received on a day which is not a Business Day or is required to be delivered on or before a specific day which is not a Business Day, the day of receipt or required delivery shall automatically be extended to the next Business Day.
12.3    Addresses. The addresses for proper notice under this Agreement are as follows:

As to Seller:	c/o Tishman Speyer 45 Rockefeller Plaza, 7th Floor New York, New York 10111 Attention: Chief Financial Officer

With copies to:
Tishman Speyer
45 Rockefeller Plaza, 7th Floor
New York, New York 10111
Attention: General Counsel

and

Tishman Speyer
1875 Eye Street NW, Suite 300
Washington DC 20006
Attention: Paul C. DeMartini
E-mail: PDemarti@TishmanSpeyer.com

And to:	Hunton & Williams LLP (US) 200 Park Avenue 52nd Floor New York, New York 10166 Attention: Matthew A. Scoville, Esq. E-mail: MScoville@hunton.com

As to Purchaser:	c/o Washington REIT 1775 Eye Street NW, Suite 1000 Washington, DC 20006 Attention: Andrew Leahy, Vice President E-mail: aleahy@washreit.com

With a copy to:	c/o Washington REIT 1775 Eye Street NW, Suite 1000 Washington, DC 20006 Attention: Taryn Fielder, General Counsel E-mail: tfielder@washreit.com

And to:	Morris, Manning & Martin, LLP 1401 Eye Street NW, Suite 600 Washington, DC 20005 Attention: Carol Weld King, Esq. E-mail: cwking@mmmlaw.com

As to Escrow Agent:	Chicago Title Insurance Company 2000 M Street, N.W., Suite 610 Washington, DC 20036 Attention: Debra Bond E-mail: Debra.Bond@CTT.com
Either party may from time to time by written notice to the other party designate a different address for notices. Notices sent to or from an address outside of the continental United States shall be sent only by the method specified in clause (iii) of this Section 12.3.

ARTICLE 13: ASSIGNMENT
Neither party shall have the right to assign, delegate or otherwise transfer its interest in this Agreement without the prior written consent of the other party, which consent may be granted or withheld in such other party’s sole and absolute discretion, and any purported or attempted assignment, delegation or other transfer in violation of the foregoing shall be void and of no effect. Any change in control (as hereinafter defined) of Seller or Purchaser, whether in one transaction or a series of transactions, shall constitute an assignment for purposes of this Article 13. For purposes of this Article 13, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the entity in question, whether through the ownership of membership or partnership interests, voting stock, by contract or otherwise. Purchaser hereby represents that as of the date hereof, Purchaser is wholly owned (whether directly or indirectly) by, and under the ultimate control of, Washington Real Estate Investment Trust. Anything

to the contrary herein notwithstanding, Purchaser shall be permitted to assign this Agreement without the prior consent of Seller to any entity controlled by, controlling or under common control with the named Purchaser, so long as notice thereof is given to Seller at least five (5) days prior to the date of such assignment and such assignee assumes in writing all of Purchaser’s obligations hereunder; provided, however, that the named Purchaser herein shall remain liable for all of Purchaser’s obligations under this Agreement until the Closing Date and shall not be deemed to be released as a result of such assignment and assumption until the Closing has occurred.
ARTICLE 14: MISCELLANEOUS
14.1    Entire Agreement. This Agreement embodies the entire agreement between the parties and supersedes all prior agreements and undertakings between the parties with respect to the subject matter hereof.
14.2    Modifications. This Agreement may not be modified except by the written agreement of the parties.
14.3    Gender and Number. Words of any gender used in this Agreement will be construed to include any other gender and words in the singular number will be construed to include the plural, and vice versa, unless the context requires otherwise.
14.4    Captions. The captions used in connection with the Articles, Sections and Subsections of this Agreement are for convenience only and will not be deemed to expand or limit the meaning of the language of this Agreement.
14.5    Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns.
14.6    Controlling Law. This Agreement will be construed under, governed by and enforced in accordance with the laws of the Commonwealth of Virginia (without reference to conflicts of laws principles).
14.7    Exhibits. All exhibits, attachments, schedules, annexed instruments and addenda referred to herein will be considered a part hereof for all purposes with the same force and effect as if set forth verbatim herein.
14.8    No Rule of Construction. Seller and Purchaser have each been represented by counsel in the negotiations and preparation of this Agreement; therefore, this Agreement will be deemed to be drafted by both Seller and Purchaser, and no rule of construction will be invoked respecting the authorship of this Agreement.
14.9    Severability. If any one or more of the provisions contained in this Agreement (except the provisions relating to Seller’s obligations to convey the Property and Purchaser’s obligation to pay the Purchase Price, the invalidity of either of which shall cause this Agreement to be null and void) are held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability will not affect any other provisions hereof, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had not been contained herein, provided, however, that the parties hereto shall endeavor in good faith to rewrite the affected provision to make it (i) valid and (ii) consistent with the intent of the original provision.
14.10    Waiver. Either party may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies of such other party in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance by such other party with any of the covenants, agreements or conditions contained herein, to the extent permitted by applicable law. Any agreement to any such extension or waiver will be valid only if set forth in a writing signed by the granting party, but no such extension or waiver shall be shall be deemed to constitute an extension or a waiver of any future matter unless specifically set forth therein.
14.11    No Third Party Beneficiary. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller and Purchaser only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.
14.12    Time of Essence. Time is important to both Seller and Purchaser in the performance of this Agreement, and both parties have agreed that TIME IS OF THE ESSENCE against each of Seller and Purchaser with respect to any date or time period set forth in this Agreement.
14.13    Business Days. “Business Day” means any day on which business is generally transacted by banks in New York City and in the Commonwealth of Virginia. If the last day of any period that is set forth anywhere in this Agreement falls upon a day that is not a Business Day, then, and in such event, the last day of such period shall be the immediately succeeding Business Day.
14.14    No Memorandum; No Lis Pendens. Each party agrees not to record this Agreement or any memorandum hereof in connection herewith. Each party agrees not to file any lis pendens or other instrument against all or a portion of the Property in connection herewith.
14.15    Press Releases. Prior to Closing, neither party may issue any press release or other public disclosure with respect to the transactions contemplated by this Agreement, except for such public disclosures (including to the SEC) as may be required by applicable law or permitted by Section 14.19. Notwithstanding the foregoing, in connection with any public disclosure mandated by the SEC, Purchaser shall have the right, without the consent of Seller, to issue an accompanying press release that does not disclose any material information about the transactions that is not contained in the public disclosure mandated by the SEC. After Closing, either party may issue press releases or other public communications announcing the transactions contemplated by this Agreement without the consent of the other party; provided, however, that notwithstanding the foregoing, no such press release or other public disclosure or communication shall include any information (other than the identification of the parties) that is required to be kept confidential pursuant to the provisions of Section 14.19, but only to the extent such information has not already been made public (other than in violation of the provisions of this Agreement).

14.16    Attorneys’ Fees and Costs. In the event of any litigation arising as a result of or by reason of this Agreement, the prevailing party in any such litigation, shall be entitled to, in addition to any other damages assessed, its reasonable attorneys’ fees, and all other costs and expenses incurred in connection with settling or resolving such dispute. The attorneys’ fees that the prevailing party is entitled to recover shall include fees for prosecuting or defending any appeal and shall be awarded for any supplemental proceedings until the final judgment is satisfied in full. In addition to the foregoing award of attorneys’ fees to the prevailing party, the prevailing party in any lawsuit on this Agreement shall be entitled to its reasonable attorneys’ fees incurred in any post judgment proceedings to collect or enforce the judgment. This attorneys’ fees provision is separate and several and shall survive the merger of the Agreement into any judgment. The provisions of this Section 14.16 shall survive the Closing or earlier termination of this Agreement.
14.17    Counterparts and Expiration of Offer. This Agreement may be executed in multiple counterparts, which counterparts may be executed by facsimile or electronic mail, which shall together constitute a single document. However, this Agreement shall not be effective unless and until all such counterpart signatures have been obtained. An unsigned draft of this Agreement shall not be considered an offer by either party to purchase or sell the Property.
14.18    Waiver of Jury Trial. EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY EITHER PARTY IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE RELATIONSHIP OF SELLER AND PURCHASER HEREUNDER, PURCHASER’S OWNERSHIP OR USE OF THE PROPERTY, OR ANY CLAIMS OF INJURY OR DAMAGE RELATED TO THE PROPERTY.
14.19    Confidentiality.
14.19.1.1    Prior to Closing, each party agrees to not, and shall cause its agents and representatives to not, disclose in any manner whatsoever, (a) the information provided to such party by the other party or its representatives, or (b) any analyses, compilations, studies or other documents or records prepared by or on behalf of such party in connection with the transactions contemplated by this Agreement, without first obtaining the written consent of the other party, which may be granted or denied in such party’s sole discretion (collectively, the “Confidential Information”).
14.19.1.2    It is understood that the foregoing shall not preclude Purchaser from disclosing Confidential Information (a) to any person who is actively and directly participating in the purchase and sale of the Property, including, without limitation, Purchaser’s shareholders, officers, directors, partners, members, existing or prospective lenders, attorneys, accountants, other consultants and advisors, prospective investors, potential joint-venture partners, potential purchasers, Tenants and their respective attorneys and advisors (subject to Section 4.1.2), and potential lessees of the Property (subject to Section 14.23), in each case on a need-to-know basis, after the recipients have been informed of the confidential nature of the Confidential Information and directed not to disclose such Confidential Information except in accordance with this Section 14.19, or (b) in order to comply with applicable laws, including, without limitation, governmental regulatory, disclosure, tax and reporting requirements.

14.19.1.3    Notwithstanding anything to the contrary set forth in this Section 14.19, Purchaser, Seller and their affiliates may at any time make such filings and/or disclosures (including the filing of this Agreement) with the SEC as are required (in such filing and/or disclosing party’s good faith judgment) in connection with the matters contemplated by this Agreement.
14.19.1.4    In addition to any other remedies available to it, each party shall have the right to seek equitable relief, including, without limitation, injunctive relief or specific performance, against the other party in order to enforce the provisions of this Section 14.19, and provided, however, that notwithstanding anything herein to the contrary, in no event shall either party have the right to terminate this Agreement as a result of a breach of the terms of this Section 14.19.
14.19.1.5    Notwithstanding any other provision of this Agreement, the provisions of this Section 14.19 shall survive the termination of this Agreement for one (1) year following the Effective Date, but shall not survive Closing.
14.20    Jurisdiction and Service of Process. The parties hereto agree to submit to personal jurisdiction in Arlington, Virginia, in any action or proceeding arising out of this Agreement and, in furtherance of such agreement, the parties hereby agree and consent that without limiting other methods of obtaining jurisdiction, personal jurisdiction over the parties in any such action or proceeding may be obtained within or without the jurisdiction of either (a) the Circuit Court for Arlington, Virginia, or (b) the United States District Court for the Eastern District of Virginia, and that any process or notice of motion or other application to any such court in connection with any such action or proceeding may be served upon the parties by certified mail to or by personal service at the last known address of the parties, whether such address be within or without the jurisdiction of any such court. Any legal suit, action or other proceeding by one party to this Agreement against the other arising out of or relating to this Agreement shall be instituted only in either (a) the Circuit Court for Arlington, Virginia, or (b) the United States District Court for the Eastern District of Virginia (except to the extent, if any, that such court does not have subject matter jurisdiction), and each party hereby waives any objections that it may now or hereafter have to any such suit, action or proceeding based on venue or forum non conveniens, and submits to the jurisdiction of such courts. The provisions of this Section 14.20 shall survive the Closing or the termination hereof.
14.21    Exculpation.
14.21.1    Purchaser agrees that it does not have and will not have any claims or causes of action against the Seller Knowledge Individuals or (except with respect solely to the Seller Parent Companies solely pursuant to Section 10.4) any direct or indirect officer, director, employee, trustee, shareholder, member, manager, investor, partner, principal, parent, subsidiary or other affiliate of Seller, including, without limitation, Tishman Speyer Properties, L.P., or any officer, director, employee, trustee, shareholder, partner, manager, member, investor or principal of any such parent, subsidiary or other affiliate (collectively, “Seller’s Affiliates”), arising out of or in connection with this Agreement or the transactions contemplated hereby. Except with respect solely to the Seller Parent Companies solely pursuant to Section 10.4, Purchaser agrees to look solely to Seller and its assets for the satisfaction of any liability or obligation arising under this Agreement or the transactions contemplated hereby, or for the performance of any of the covenants, warranties or other agreements contained herein, and further agrees not to sue or otherwise seek to enforce any personal obligation against any of Seller’s Affiliates with respect to any matters arising out of or in connection with this Agreement or the transactions contemplated hereby. The provisions of this Section 14.21.1 shall survive the termination of this Agreement and the Closing.
14.21.2    Seller agrees that it does not have and will not have any claims or causes of action against the Purchaser Knowledge Individuals or any direct or indirect officer, director, employee, trustee, shareholder, member, manager, investor, partner, principal, parent, subsidiary or other affiliate of Purchaser, including, without limitation, Washington Real Estate Investment Trust, or any officer, director, employee, trustee, shareholder, partner, manager, member, investor or principal of any such parent, subsidiary or other affiliate (collectively, “Purchaser’s Affiliates”), arising out of or in connection with this Agreement or the transactions contemplated hereby. Seller agrees to look solely to Purchaser and its assets for the satisfaction of any liability or obligation arising under this Agreement or the transactions contemplated hereby, or for the performance of any of the covenants, warranties or other agreements contained herein, and further agrees not to sue or otherwise seek to enforce any personal obligation against any of Purchaser’s Affiliates with respect to any matters arising out of or in connection with this Agreement or the transactions contemplated hereby. The provisions of this Section 14.21.2 shall survive the termination of this Agreement and the Closing.
14.22    TS Lease. Seller and Purchaser hereby agree that at Closing, and as a condition precedent to Closing hereunder for the benefit of Purchaser, Seller shall cause Arlington Tower Lease Tenant, L.L.C. (“TS Lease Tenant”), an affiliate of Seller, to enter into that certain TS Lease (the “TS Lease”), in substantially the form attached hereto as EXHIBIT I, as the tenant thereunder, with Purchaser, as landlord thereunder, with respect to the space in the Improvements described on EXHIBIT J attached hereto (the “TS Lease Premises”), which TS Lease shall provide that: (i) the term of the TS Lease (the “TS Lease Term”) shall be one (1) year, commencing on the Closing Date and automatically terminating on the first anniversary thereof, with no right of either party to early termination or renewal thereof, (ii) annual rent (“TS Lease Rent”) pursuant to the TS Lease shall be $2,711,781.00, payable in equal monthly installments commencing on the date hereof and continuing for twelve (12) consecutive months thereafter, and (iii) except for TS Lease Rent, TS Lease Tenant shall have no other obligation or liability under the TS Lease, and the TS Lease shall be, in all respects, non-recourse with respect to TS Lease Tenant (including any affiliate, member, direct or indirect officer, director, employee, trustee, shareholder, manager, investor, partner, principal, parent, or subsidiary thereof), and Purchaser’s (as landlord under the TS Lease) sole recourse under the TS Lease shall be, and Purchaser agrees to look solely to, any escrow agreement TS Lease Tenant (or its affiliates) and Purchaser (or its affiliates) enter into with respect to the TS Lease for the satisfaction of any liability or obligation of TS Lease Tenant pursuant to the TS Lease.

14.23    TS Lease Premises Leasing. Notwithstanding anything herein to the contrary, including without limitation Section 6.1 hereof, but subject to the terms of Article 4, Section 14.19, and this Section 14.23, from and after the expiration of the Due Diligence Period (provided that Purchaser has timely delivered the Additional Deposit), Purchaser shall have the right, at Purchaser’s election, to use good faith efforts to cause the TS Lease Premises, or any portion thereof, to be leased to third-party tenant(s) (the “TS Lease Premises Leasing”), including the right to market the TS Lease Premises and engage a broker on Purchaser’s behalf in connection therewith, and, if Purchaser shall elect to undertake the TS Lease Premises Leasing, prior to the Closing Date, Seller shall reasonably cooperate in connection therewith, provided that: (a) all expenses in connection with the TS Lease Premises Leasing, including any Seller undertaking in connection therewith, shall be at Purchaser’s sole cost and expense, and (b) in no event shall (i) any lease to any such third party tenant(s) be entered into prior to the Closing Date, (ii) Seller or the Property be bound, or shall Seller have any other liability or obligation, including to any such third party tenant or Purchaser’s broker (if any), if the Closing does not occur (regardless of the reason therefor), and (iii) Seller be a party to any such third party lease, or other documentation in connection with the TS Lease Premises Leasing, except that Seller shall execute any reasonably necessary confidentiality and/or property inspection agreement with respect to the TS Lease Premises in connection with the TS Lease Premises Leasing, provided that such agreement shall be subject to Seller’s reasonable approval, and provided that in all circumstances Purchaser shall indemnify Seller in connection therewith. If at the Closing, or at any time prior to the expiration of the TS Lease Term, Purchaser shall enter in a third-party lease for the TS Lease Premises, or any portion thereof, the TS Lease Premises, with respect to the TS Lease, shall be deemed to be modified accordingly, provided, however, that notwithstanding such reduction in space or other modification to the TS Lease Premises, the TS Lease Rent shall in no event be reduced or otherwise modified.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SELLER:

1300 N. 17TH STREET, L.P.,
a Delaware limited partnership

By: 1300 N. 17th Street GP, L.L.C., a Delaware
limited liability company, its general partner

By:	/s/ Michael B. Benner
Name:	Michael B. Benner
Title:	Vice President and Secretary

PURCHASER:

WASHREIT ARLINGTON TOWER LLC,
a Delaware limited liability company

By: 1300 N. 17th Street GP, L.L.C., a Delaware
limited liability company, its general partner

By:	/s/ Thomas Q. Bakke
Name:	Thomas Q. Bakke
Title:	Executive Vice President

[Signatures continue on the following page]

[Signature Page to Purchase and Sale Agreement – Arlington Tower]

JOINDER OF SELLER PARENT COMPANIES:
The undersigned, Seller Parent Compamies, is executing this Agreement solely for the purposes expressly set forth in Section 10.4, subject to the terms and conditions set forth therein:

SELLER PARENT COMPANIES:

TISHMAN SPEYER REAL ESTATE VENTURE VII PARALLEL (PA), L.P.,
A DELAWARE LIMITED LIABILITY COMPANY

By:	/s/ Michael B. Benner
Name:	Michael B. Benner
Title:	Vice President and Secretary

TISHMAN SPEYER REAL ESTATE VENTURE VII PARALLEL (ERISA), L.P.,
A DELAWARE LIMITED LIABILITY COMPANY

By:	/s/ Michael B. Benner
Name:
Title:

TISHMAN SPEYER REAL ESTATE VENTURE VII, L.P.,
A DELAWARE LIMITED LIABILITY COMPANY

By:	/s/ Michael B. Benner
Name:
Title:

TISHMAN SPEYER REAL ESTATE VENTURE VII PARALLEL (INT), L.P.,
A DELAWARE LIMITED LIABILITY COMPANY

By:	/s/ Michael B. Benner
Name:
Title:
[Signatures continue on the following page]

[Signature Page to Purchase and Sale Agreement – Arlington Tower]

TISHMAN SPEYER REAL ESTATE VENTURE VII PARALLEL (SGP), L.P.,
A DELAWARE LIMITED LIABILITY COMPANY

By:	/s/ Michael B. Benner
Name:	Michael B. Benner
Title:	Vice President and Secretary

TISHMAN SPEYER REAL ESTATE VENTURE VII PARALLEL (GOV), L.P.,
A DELAWARE LIMITED LIABILITY COMPANY

By:	/s/ Michael B. Benner
Name:
Title:

TISHMAN SPEYER REAL ESTATE VENTURE VII PARALLEL (GER), L.P.,
A DELAWARE LIMITED LIABILITY COMPANY

By:	/s/ Michael B. Benner
Name:
Title:
[End of signatures]

[Signature Page to Purchase and Sale Agreement – Arlington Tower]

EXHIBIT A

LEGAL DESCRIPTION
All of those lots or parcels of land located in Arlington County, Virginia, and more particularly described as follows:

TRACT 1:

Parcels 1 and 2, Stevens Addition to Rosslyn, as the same appear duly dedicated, platted and recorded in Deed Book 1030 at page 237 among the Land Records of Arlington County, Virginia; more particularly described as follows:

BEGINNING at a point on the westerly right-of-way line of North Fort Myer Drive, variable width right-of-way, point of beginning being a corner common to Knickerbocker Properties, point of beginning also being within a public street easement for 17th Street North; thence running with the westerly right-of-way line of North Fort Myer Drive the following: South 00 degrees 30’ 00” East 166.83 feet to a point and South 15 degrees 47’ 00” West 34.54 feet to a point in the northerly line of the property of First American Bank of Virginia, Trustee; thence running with the line of First American Bank of Virginia, Trustee, South 89 degrees 30’ 00” West 257.04 feet to a point in the easterly line of Belvedere condominium; thence running with a portion of the line of the Belvedere condominium and continuing with the easterly line of Lot 9, part of Lot 8 and Lot 7A, Wharton’s addition to Fort Myer Heights, North 01 degrees 16’ 00” West 200.00 feet to a point in the line of Lot 7A at a corner common to Knickerbocker Properties; thence running with the southerly line of Knickerbocker Properties North 89 degrees 30’ 00” East 269.40 feet to the point of beginning, containing 53,447 square feet or 1.2270 acres, more or less.

TOGETHER WITH the right of ingress and egress over certain property adjoining the land, as more particularly described in that certain Easement Agreement, which Easement Agreement is dated November 15, 1978, and recorded November 17, 1978, in Deed Book 1978 at page 1566; and TOGETHER WITH all rights of ingress and egress over certain property adjoining the land as more particularly described in that certain Deed of Easement, which Deed of Easement is dated August 7, 1980, and recorded August 19, 1980, in Deed Book 2018 at page 1445; and TOGETHER WITH those rights for storm and sanitary sewer described in that certain Easement Agreement recorded in Deed Book 1978 at page 1586; and FURTHER TOGETHER WITH the easement rights set forth in that certain Agreement dated September 25, 1978 and recorded in Deed Book 1975 at Page 1073.

FURTHER TOGETHER WITH (1) a non-exclusive Expansion Joint Easement and (2) non-exclusive access rights to Access Area, each as set forth in that certain Easement Agreement by and between 1300 N. 17th Street, L.P., a Delaware limited partnership, and 1616 North Fort Myer Drive Property LLC, a Delaware limited liability company, dated as of May 5, 2011 and recorded May 5, 2011 in Deed Book 4458 at page 1206 among the Land Records of Arlington County, Virginia.

Note For Informational Purposes Only:
Tax Map No. 17-003-031 and 17-003-032

TRACT 2:

All that certain tract of land containing 27,647.07 square feet, more or less, situated in Arlington County, Virginia, at the intersection of Fort Myer Drive and N. Lynn Street, and known as the “Hessick Tract” as shown on plat approved by the Arlington County Department of Transportation attached to Deed recorded in Deed Book 1958 at page 1636, among the Land Records of Arlington County, Virginia; and more particularly described as follows:

BEGINNING at a point at the intersection of the westerly line of North Lynn Street, variable width right-of-way, with the northerly line of North Fairfax Drive, variable width right-of-way; thence running with the northerly line of North Fairfax Drive along the arc of a curve to the left, having a radius of 250.18 feet, a chord length of 31.94 feet and a chord bearing of South 73 degrees 09’ 38” West, a distance of 31.96 feet to a point of tangency; thence continuing with the northerly right-of-way line of North Fairfax Drive the following: South 69 degrees 30’ 02” West 44.18 feet and North

EXHIBIT A-1

74 degrees 22’ 35” West 55.85 feet to a point in the easterly line of North Fort Myer Drive, variable width right-of-way; thence running with the easterly line of North Fort Myer Drive the following: along the arc of a curve to the right having a radius of 700.62 feet, a chord length of 47.69 feet and a chord bearing of North 14 degrees 05’ 23” West a distance of 47.70 feet to a point, and North 00 degrees 43’ 35” West 103.28 feet to a point being a corner common to the property of Gateway Virginia Properties; thence running with the southerly line of Gateway Virginia Properties North 89 degrees 16’ 25” East 223.37 feet to a point in the westerly line of North Lynn Street; thence running with the westerly right-of-way of North Lynn Street the following: South 27 degrees 39’ 08” West 144.33 feet and South 50 degrees 03’ 14” West 23.10 feet to the point of beginning, containing 27,644 square feet or 0.6346 acre, more or less.

Note For Informational Purposes Only:
Tax Map No. 17-002-002

EXHIBIT A-2